Exhibit 10.12

PARTNERSHIP AGREEMENT

OF

TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP

(a Delaware General Partnership)

Dated as of September 1, 2006

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (“Agreement”), made and entered into and effective as of September 1, 2006, by and between TRT INDUSTRIAL FUND I LLC, a Delaware limited liability company (“TRT LLC”), and DCT INDUSTRIAL FUND II LLC, a Delaware limited liability company (“DCT LLC” and, together with TRT LLC, collectively, the “Partners”).

RECITALS

WHEREAS, TRT LLC and DCT LLC confirm the formation of TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Partnership Act, Delaware Code, Title 6 Sections 15-101, et seq., as amended from time to time (the “Act”), as evidenced by the filing of the Statement of Partnership Existence in the office of the Secretary of State of Delaware (the “Secretary of State”) on August 31, 2006 (the “Partnership Statement of Existence”); and

WHEREAS, TRT LLC and DCT LLC desire to enter into this Agreement in order to set forth the respective rights and obligations of the Partners, effective as of the date hereof and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein (the receipt and sufficiency of which being hereby acknowledged), the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

“Acquisition” has the meaning ascribed thereto in Section 9.1.1 of this Agreement.

“Act” has the meaning ascribed thereto in the Recitals to this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is obligated to contribute to the Partnership (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the Partnership pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(c) The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, (a) a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (b) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (d) the spouse, issue or parent of the specified Person. Notwithstanding the foregoing, an Affiliate does not include a Person that is a partner, member or shareholder in a partnership, joint venture, limited liability company or corporation with the Partnership or any Partner if such Person is not otherwise an Affiliate of the Partnership or such Partner.

“Agreement” means this Partnership Agreement and all Exhibits referred to herein and attached hereto, each of which is made a part hereof, as amended and in effect from time to time with the prior written consent of Senior Lender (if so required hereunder or under the Senior Loan Documents), as the context requires. Words such as “herein,” “hereinafter,” “hereto,” “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Annual Budget” has the meaning ascribed thereto in Section 6.13.1 of this Agreement.

“Annual Business Plan” has the meaning ascribed to such term in Section 6.13.2 of this Agreement.

“Appraiser” means an appraiser who is not an Affiliate of any Partner and has not been an employee of any Partner or any Affiliate of the Partner at any time, who is qualified to appraise the Property and is a member of the Appraisal Institute (or any successor association or body of comparable standing if the Appraisal Institute is not then in existence) and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than five (5) years (or such lesser time if such requirement would result in no qualified appraisers), and has been actively engaged in the appraisal of real property similar to the Property in regional proximity of the Property prior to his or her appointment under this Agreement. Attached hereto as Exhibit E is a list of acceptable Appraisers, annually, the Partners shall agree on a substitute list of acceptable Appraisers and if the Partners can not agree on a substitute list the attached list (or any substitute list that has more recently been approved by the Partners) shall control.

“Approved Accountant” means KPMG or any other “Big 4” independent certified public accounting firm selected by Managing Partner and approved by TRT LLC in accordance with the provisions of this Agreement.

“Approved Annual Budget” means the Annual Budget of the Partnership approved pursuant to Section 6.13.3 of this Agreement.

“Approved Annual Business Plan” has the meaning ascribed to such term in Section 6.13.3 of this Agreement.

“Asset Management Agreement” means that certain Product Specialist Agreement to be entered into between Dividend Capital Total Advisors LLC and the Asset Manager, or any subsequent asset management agreement entered into by Dividend Capital Total Advisors LLC in accordance with this Agreement.

“Asset Manager” means DCT LLC or an Affiliate of DCT LLC that executes the Asset Management Agreement as “Asset Manager”, or any successor asset manager selected by TRT LLC from time to time in accordance with this Agreement.

“Authorized Representatives” means, with respect to DCT LLC, Thomas Wattles, Phil Hawkins, James Cochran and Teresa Corral and with respect to TRT LLC, Marc Warren, Greg Moran, and John Biallas in their capacities as authorized signatories, or such other individuals as such Partner shall identify in a notice given to the other Partner in accordance with Section 13.4.

“Available Cash” means, for the applicable period, the amount, if any, by which (a) Revenues for such period from whatever source (including reductions in Reserves recommended by Managing Partner and approved by TRT LLC) exceeds (b) (i) all cash expenditures made by the Partnership for Expenses in accordance with the Approved Annual Budget or as otherwise permitted under Section 6.4.2, and (ii) any additions to Reserves required under the Senior Loan, set forth in the Approved Annual Budget and/or determined by Managing Partner (with TRT LLC’s approval) or by TRT LLC.

“Bankruptcy Act” means the United States Bankruptcy Reform Act of 1978, as amended, or any successor Act, and the rules promulgated thereunder.

“Bankruptcy” or “Bankruptcy Action” means, with respect to any Person, if such Person (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, which order is not, within ninety (90) days, stayed pending an appeal, or within ninety (90) days after such stay, is not set aside, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, (vii) if within one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if, within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated, or (viii) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Bankruptcy Act.

“Business Day” means any day other than a Saturday, Sunday or other day on which national banks in New York, New York are not open for business.

“Business of the Partnership” means the purpose of the Partnership as described in Section 2.6 of this Agreement.

“Buy/Sell Deposit” has the meaning ascribed thereto in Section 16.5 of this Agreement.

“Buy/Sell Election Date” has the meaning ascribed thereto in Section 16.3 of this Agreement.

“Buy/Sell Initiating Partner” has the meaning ascribed thereto in Section 16.1 of this Agreement.

“Buy/Sell Offering Notice” has the meaning ascribed thereto in Section 16.1 of this Agreement.

“Buy/Sell Responding Partner” has the meaning ascribed thereto in Section 16.1 of this Agreement.

“Buy/Sell Response Deadline Date” has the meaning ascribed thereto in Section 16.2 of this Agreement.

“Capital Account” of a Partner has the meaning ascribed thereto in Section 3.4.3 of this Agreement.

“Capital Contribution” has the meaning ascribed thereto in Section 3.6.1 of this Agreement.

“Catch-Up Distributions” has the meaning ascribed thereto in Section 5.3.2 of this Agreement.

“Certificate of Formation” has the meaning ascribed thereto in the recitals to this Agreement, as the same may be amended from time to time with the prior written consent of Senior Lender (if so required hereunder or under the Senior Loan Documents).

“Change of Control Event” means any Transfer or series of Transfers the result of which is that (a) on or before August 31, 2009, the DCT Principals, or any two of them, no longer possess day-to-day management authority and control over all major decisions of DCT LLC or (b) DCT LLC no longer owns the sole right to receive the Promotional Distributions.

“Closing Date” has the meaning ascribed thereto in Section 16.6 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

“Common Decision” has the meaning ascribed thereto in Section 6.14 of this Agreement.

“Confidential Information” has the meaning ascribed thereto in Section 13.22 of this Agreement.

“Contractual Obligation” means, as to any Person, any security issued by such Person or any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any of the foregoing.

“control” (and the correlative terms “controlled by”, “controlling” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Contribution Cap” means the maximum amount of Required Capital required to be contributed by the Partners pursuant to Section 3.2. The Contribution Cap for TRT LLC shall initially be $148.5 million and the Contribution Cap for DCT LLC shall be $15 million. The Contribution Caps shall be subject to increase from time to time as approved by all of the Partners.

“Cost Basis” has the meaning ascribed thereto in Exhibit I to this Agreement.

“Cumulative Capital Contributions” means the aggregate of a Partner’s Capital Contributions without regard to distributions theretofore made to such Partner pursuant to Sections 5.1 and 5.2 of this Agreement.

“DCOP” means Dividend Capital Operating Partnership LP, a Delaware limited partnership.

“DCT” means Dividend Capital Trust Inc., a Maryland corporation, its successors and assigns.

“DCT Event of Default” means:

(a) (i) the gross negligence, fraud, defalcation (that is, an act of embezzlement, theft or similar act) or willful misconduct (y) by DCT LLC or at the direction of DCT LLC or the DCT Principals, or any of them, or any Affiliate controlled by DCT LLC or any of the DCT Principals or (z) any employee of DCT LLC or any Affiliate of DCT LLC, in connection with the performance of DCT LLC’s duties and obligations hereunder or (ii) a material breach by DCT LLC or any Affiliate of DCT LLC of or under, this Agreement (excluding a Change of Control Event or the failure to make a Capital Contribution to the Partnership) or by Asset Manager or Property Manager (to the extent such Property Manager is DCT LLC or an Affiliate of DCT LLC) under the Asset Management Agreement or Property Management Agreement, as applicable;

(b) if within sixty (60) days after, any plea of no contest or conviction of any felony of any of the DCT Principals, which felony conviction or plea relates to the misappropriation or misapplication of funds, any accounting irregularities or any other crimes relating to financial matters, any such DCT Principal is not removed as a principal and officer of DCT LLC and all of its Affiliates and replaced with a principal reasonably satisfactory to TRT LLC;

(c) causing Fee Owner to take any action in contravention of any organizational documents which would make it impossible to carry on the Business of the Partnership or of Fee Owner; and/or

(d) the taking of any Bankruptcy Action with respect to DCT LLCs.

For purposes solely of (y) any of the events or acts described in clause (a)(i) of this definition, an “DCT Event of Default” shall not exist unless and until such acts or events have been determined to have occurred pursuant to an arbitration conducted pursuant to Section 13.21 and (z) any of the acts or events described in clause (a)(i)(y) or (z) or a breach pursuant to clause (a)(ii) of this definition, such event or circumstance shall not constitute a “DCT Event of Default” unless and until notice of such event or circumstance shall have been delivered to DCT LLC and such event or circumstance shall be unremedied on the date that is (1) sixty (60) days after delivery of such notice to DCT LLC in respect of any non-monetary default (or if such remedy, notwithstanding the exercise of diligent efforts by DCT LLC, cannot reasonably be effected within such sixty (60) day period, such longer period as may be required to effect the same with the exercise of diligent, good faith efforts, but in no event, longer than the end of the cure period provided pursuant to the terms of any applicable Senior Loan Document) and (2) five (5) business days after delivery of such notice to DCT LLC in respect of any monetary default. Notwithstanding the foregoing, the failure of DCT LLC to perform an obligation resulting from the Partnership’s failure to provide sufficient funds to DCT LLC to perform such obligation shall not be deemed a DCT Event of Default. If such event or circumstance is also a breach of the Asset Management Agreement or Property Management Agreement, the cure periods specified above shall run concurrently with the cure periods specified in the Asset Management Agreement or Property Management Agreement, as applicable, and a DCT Event of Default shall occur immediately upon the expiration of any notice or cure periods specified in the Asset Management Agreement or Property Management Agreement without further notice or cure periods.

“DCT Contribution Transaction” means the transactions to be consummated under Contribution Agreement by and among Dividend Capital Trust Inc., Dividend Capital Operating Partnership, LP and Dividend Capital Advisor Group LLC dated July 21, 2006.

“DCT LLC” has the meaning ascribed thereto in the introductory paragraph to this Agreement.

“DCT Principals” means Thomas Wattles as chairman of DCT, Inc., James Cochran currently as Chief Investment Officer and upon consummation of the DCT Contribution Transaction as President of DCT, and Phil Hawkins upon consummation of the DCT Contribution Transaction as chief executive officer of DCT, and reasonable replacements of such individuals (or their replacements).

“DCTROP” has the meaning ascribed thereto in Section 8.1.2 of this Agreement.

“DCX Asset” means, individually, each of the DCX Assets.

“DCX Assets” means, collectively, those real properties owned, directly or indirectly, by TRT LLC or an Affiliate which were acquired by TRT LLC or an Affiliate from DCT LLC (or an Affiliate of DCT LLC), which real properties TRT LLC shall have the obligation, to the extent it has acquired the DCX Asset after the exercise of a DCX Call Right, to convey to the Partnership (via a transfer to a Special Purpose Entity wholly owned by the Partnership) subject to the reasonable consent of DCT LLC, which DCT shall provide or notify TRT LLC that it shall not provide after five (5) business days notice to DCT LLC and in any event prior to the time that that TRT LLC must exercise a DCX Call Right.

“DCX Call Right” means the call right that TRT LLC (or its Affiliate) has, subsequent to its purchase of a specific DCX Asset from DCT LLC or an Affiliate thereof, to purchase that DCX Asset from the owners thereof.

“DCX Contribution Percentages” means the respective shares of the Capital Contributions to be made by the Partners with respect to the DCX Assets which shall be 99% with respect to TRT LLC and 1% with respect to DCT LLC.

“Default Amount” has the meaning ascribed thereto in Section 3.2.6 of this Agreement.

“Defaulting Partner” has the meaning ascribed thereto in Section 3.2.6 of this Agreement.

“Defaulting Purchaser” has the meaning ascribed thereto in Section 16.8 of this Agreement.

“Default Loan” has the meaning ascribed thereto in Section 3.2.6(a) of this Agreement.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to Partnership Property for such Fiscal Year; provided, however, that if the Gross Asset Value of Partnership Property differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis; provided further, however, that if the adjusted basis for federal income tax purposes of any Partnership Property at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the TMP.

“Disclosure Information” has the meaning ascribed thereto in Section 10.2.2 of this Agreement.

“Dissolution” means (a) when used with reference to the Partnership, the earlier to occur of the date upon which the Partnership (i) is terminated under the Act or any similar statute enacted in lieu thereof or (ii) ceases to be a going concern and (b) when used with reference to any Partner, the earlier to occur of the date upon which (i) there is a Dissolution of the Partnership or (ii) such Partner’s entire interest in the Partnership is terminated by means of a distribution or series of distributions by the Partnership to such Partner.

“Distribution(s)” means each distribution, or collectively more than one distribution, as may be applicable, of Available Cash and Net Liquidation Proceeds received by the applicable Partner from the Partnership.

“Dividend Capital Total Realty Trust” means Dividend Capital Total Realty Trust Inc., a Maryland Corporation, its successor and assigns.

“Effective Date” has the meaning ascribed thereto in Section 3.9 of this Agreement.

“Emergency Expenditures” means payments required to be made by the Partnership or a Fee Owner to (a) avoid or minimize the imminent threat of either (i) loss or impairment of life or of personal injury, (ii) damage to a Property or (iii) impairment of the security given for the Senior Loan or (b) without limiting the generality of the provisions of the preceding clause (a) make any repairs or capital improvements or take other action required to effect compliance with all laws, orders, rules regulations and other requirements enacted, imposed or enforced by any Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fee Owner(s)” means, individually, an entity which own a particular Property and collectively, the owners of all of the Properties.

“Fee Owner Interest(s)” means, individually or collectively, as may be applicable, the membership interests in each Fee Owner owned by the Partnership.

“Final Promote True-Up Amount” has the meaning ascribed thereto in Section 5.3.2 of this Agreement.

“First Fund Amount” has the meaning ascribed thereto in Section 15.4 of this Agreement.

“First Offer Invitation” has the meaning ascribed thereto in Section 16.10.1 of this Agreement.

“First Offer Response Period” has the meaning ascribed thereto in Section 16.10.1 of this Agreement.

“Fiscal Year” means the taxable year of the Partnership, which shall begin on January 1 and end on December 31, or such other taxable year as required by Section 706(b) of the Code.

“FMV” means the value of the asset or interest in question determined by an Appraiser on the basis of an arm’s length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion to purchase), taking into account, among other things, the anticipated cash flow of the asset or interest in question.

“Funding Notice” has the meaning ascribed thereto in Section 3.2.2(b) of this Agreement.

“Future Assets” means, collectively, any and all Properties, other than the Seed Assets, acquired by the Partnership through Single Purpose Entities pursuant to the terms of this Agreement, which Properties may be DCX Assets or Non-DCX Assets.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, with respect to any Partnership Property, the Partnership Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any Partnership Property contributed by a Partner to the Partnership shall be the fair market value of such Partnership Property as reasonably determined by the TMP and the contributing Partner;

(b) the Gross Asset Values of all Partnership Property shall be adjusted to equal their respective fair market values, as reasonably determined by the TMP, as of the following times: (i) the acquisition of any additional interests in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an interest in the Partnership, (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) the grant of an interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity or in anticipation of being a Partner; provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the TMP determines, in its reasonable discretion, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c) the Gross Asset Value of any Partnership Property distributed to any Partner shall be adjusted to equal the fair market value, as reasonably determined by the TMP, of such Partnership Property on the date of distribution; and

(d) the Gross Asset Value of each Partnership Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Partnership Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent the TMP determines, in its reasonable discretion, that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of any Partnership Property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Partnership Property for purposes of computing Net Profit and Net Losses.

“Impasse” has the meaning set forth in Section 6.5 of this Agreement.

“Indemnitee” has the meaning ascribed thereto in Section 12.1 of this Agreement.

“Initial Annual Budget” has the meaning ascribed thereto in Section 6.13.1 of this Agreement.

“Initial Annual Business Plan” has the meaning ascribed to such term in Section 6.13.2 of this Agreement.

“Initial Exclusivity Period” has the meaning ascribed to such term in Section 15.4 of this Agreement.

“Initial Required Equity” means all costs and expenses incurred as of the date hereof (less debt financing proceeds, if any) in connection with the acquisition of the Seed Assets and approved by TRT LLC, including, without limitation, attorneys fees and disbursements and due diligence costs and expenses as well as costs incurred by DCT LLC and TRT LLC in connection with the formation of the Partnership and the preparation of this Agreement, but excluding costs incurred by DCT LLC or TRT LLC in connection with the formation of their respective entities and the preparation of organizational documents therefor, which shall be separately paid by DCT LLC and TRT LLC, respectively.

“Initiating Partner” has the meaning ascribed thereto in Section 16.11 of this Agreement.

“Interest” means an ownership interest of a Partner in the Partnership and includes all the rights of such Partner under this Agreement.

“Internal Rate of Return” or “IRR” means, as to TRT LLC, the annual discount rate equivalent to a compounded monthly rate which establishes the present value, as of the date that the first Capital Contribution was made to the Partnership by TRT LLC, of the aggregate of all Distributions to TRT LLC pursuant to this Agreement as being equal to the present value, as of the date the first Capital Contribution was made to the Partnership by TRT LLC, of the aggregate of all Capital Contributions made by TRT LLC. In determining the Internal Rate of Return all computations of “Internal Rate of Return” shall be made utilizing the “xIRR” function in Excel, except that all Fees payable under the Asset Management Agreement (with the exception of acquisition fees, which are assumed to be added to TRT LLC’s Capital Contributions) shall be deducted from Distributions for purposes of calculating the Internal Rate of Return.

TRT LLC shall be deemed to have received a specified Internal Rate of Return, with respect to any Capital Contributions, when TRT LLC has received a return of such Capital Contributions made by it plus a cumulative, monthly compounded, return on such Capital Contributions at the specified rate per annum.

Notwithstanding anything to the contrary contained herein, it is the parties intention that with respect to DCX Assets, both the Partnership’s period of ownership as well as the period of time prior to the exercise date of the DCX Call Right relating to such assets shall be included in all computations of Internal Rate of Return. Accordingly, each initial Capital Contribution made by TRT LLC with respect to each DCX Asset shall be deemed, for purposes of calculating the Internal Rate of Return under this Agreement, made as of the date that TRT LLC first acquires such DCX Asset, shall take into account any distributions of cash to TRT LLC or an Affiliate thereof from the DCX Asset prior to the DCX Call Right exercise date and shall no longer be included in the calculation of IRR under this Agreement (both forward looking and retroactively) at such time as TRT LLC or an Affiliate thereof elects not to exercise its DCX Call Right with respect to a DCX Asset, provided further that in the event that TRT LLC or an Affiliate thereof elects to convey the DCX Asset back to the Partnership and DCT LLC fails to approve such conveyance, such rejected DCX Asset shall also be excluded from the calculation of IRR under this Agreement regardless who owns the DCX Asset.

“Interests Acquisition” has the meaning ascribed thereto in Section 9.1.1 of this Agreement.

“Investment Criteria” has the meaning ascribed thereto in Section 15.1 of this Agreement.

“Investor REIT” has the meaning ascribed thereto in Section 3.2.3 of this Agreement.

“Lease” means any lease for any portion of any Property.

“Lender Account” means, individually or collectively, as applicable, any cash management account(s) established pursuant to the Senior Loan for the collection of all Revenue and the disbursement thereof pursuant to the Senior Loan Documents.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other pledge agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing) excluding, however, liens for real estate taxes not yet delinquent.

“Liquidation Event” means any (a) sale, transfer or other disposition or liquidation of a Property (including a foreclosure sale of a Property to an unaffiliated third party), (b) casualty to a Property or any portion thereof (which, for the purposes of the notice requirement of Section 5.2 hereof, shall not include any immaterial damage), (c) condemnation of a Property or any portion thereof or (d) refinancing of the Senior Loan or other financing of Partnership Property.

“Liquidation Proceeds” means, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of the Partnership in connection with such Liquidation Event.

“Loan Guaranties” or “Loan Guaranty” have the meanings ascribed thereto in Section 3.3 of this Agreement.

“Loan Guaranty Indemnification Obligation” has the meaning ascribed thereto in Section 3.3 of this Agreement.

“Loan Guaranty Losses” has the meaning ascribed thereto in Section 3.3 of this Agreement.

“Major Decision” has the meaning ascribed thereto in Section 6.4 of this Agreement.

“Managing Partner” means DCT LLC or its replacement selected to manage the Partnership pursuant to Section 6.15 of this Agreement , each in such Person’s capacity as a manager of the Partnership.

“Marketing Notice” has the meaning ascribed thereto in Section 16.10.1 of this Agreement.

“Net Liquidation Proceeds” means, with respect to any Liquidation Event, all Liquidation Proceeds, less (a) amounts paid in respect of the Senior Loan, and (b) reasonable and customary costs and expenses incurred in connection with such Liquidation Event.

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

(d) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

(e) notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction which are specially allocated pursuant to Sections 4.3 through 4.6 hereof shall not be taken into account in computing Net Profits or Net Losses.

“Non-DCX Asset” means, individually, each of the Non-DCX Assets.

“Non-DCX Assets” means, collectively, all Properties other than the DCX Assets.

“Non-DCX Contribution Percentages” means the respective shares of the Capital Contributions to be made by the Partners with respect to the Non-DCX Assets which shall be 90% with respect to TRT LLC and 10% with respect to DCT LLC.

“Non-Defaulting Partner” has the meaning ascribed thereto in Section 3.2.6(a) of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(l), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Notices” has the meaning ascribed thereto in Section 13.4 of this Agreement.

“Offered Price” has the meaning ascribed thereto in Section 16.10.1 of this Agreement.

“Partially Adjusted Capital Account” means, with respect to any Partner for any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, (a) adjusted as set forth in Section 3.5 for all contributions and distributions during such year, (b) adjusted as set forth in Section 3.5 for all special allocations pursuant to Sections 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 with respect to such Fiscal Year, but before giving effect to any allocations of Net Profits or Net Losses for such Fiscal Year pursuant to Section 4.1 and (c) increased by the Partner’s share of Partnership Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and the Partner’s share of Partner Nonrecourse Debt Minimum Gain determined in accordance with Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in the definition of “Target Capital Account.”

“Partner Nonrecourse Debt” has the meaning ascribed thereto in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability of the Partnership, determined in accordance with Regulations Sections 1.704-2(i)(2) and (3).

“Partner Nonrecourse Deductions” has the meaning ascribed thereto in Regulations Section 1.704-2(i)(2). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year of the Partnership equals the excess (if any) of the net increase (if any) in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Partner that bears (or is deemed to bear) the economic loss for such

Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

“Partners” means, collectively, all Persons who hold Interests, each in such Person’s capacity as a partner of the Partnership. Reference to a “Partner” shall be to any one of the Partners.

“Partnership” has the meaning ascribed thereto in the Recitals to this Agreement.

“Partnership Loan” has the meaning ascribed thereto in Section 3.2.3 of this Agreement.

“Partnership Minimum Gain” means the amount determined by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed (in a taxable transaction) of the Partnership Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

“Partnership Property” means any assets of the Partnership, whether tangible or intangible, or any portion thereof.

“Percentage Interest” means, for any Partner, the aggregate Interest, expressed as a percentage, of each Partner in the Partnership, based upon the ratio of all of the Capital Contributions made by such Partner to the Partnership to the aggregate sum of all Capital Contributions made by the Partners to the Partnership, as the same may thereafter be adjusted from time to time pursuant to the terms of this Agreement.

“Period of Duration” has the meaning ascribed thereto in Section 2.5 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory body or other entity.

“Preservation Costs” has the meaning ascribed thereto in Section 3.2.3 of this Agreement.

“Prohibited Person” means any Person identified on the OFAC List or any other Person or foreign country or agency thereof with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.

“Promotional Distributions” means the distributions made to DCT LLC pursuant to Sections 5.1.2(b) and 5.1.3(b) of this Agreement.

“Promotional Interest” means the right of DCT LLC to receive Promotional Distributions pursuant to this Agreement.

“Property(ies)” means a property owned by a Fee Owner and collectively, the properties owned by the Fee Owners and which shall include, without limitation, the “Seed Assets” listed on Exhibit H attached hereto.

“Property Acquisition” has the meaning ascribed thereto in Section 9.1.1 of this Agreement.

“Property Expenses” means with respect to each Property the sum of the following: (a) all sums expended in respect of the Property to pay for the costs of owning, operating and maintaining the Property, (b) all payments required to be made under the Senior Loan, including without limitation, in respect of interest, principal, servicing fees, real estate tax and insurance impounds, but excluding all other escrows and other reserves required to be paid in accordance with the Senior Loan Documents, (c) all fees payable to Asset Manager pursuant to the Asset Management Agreement including, without limitation, any asset management fees and acquisition fees, (d) all fees payable to the Property Manager pursuant to the Property Management Agreement including, without limitation, any property management fees, leasing fees and construction management fees, (e) to the extent not paid pursuant to clause (a) above, (i) costs incurred in connection with the renewal or extension of existing Leases of portions of the Property or in connection with new Leases, including, without limitation, brokerage fees and tenant improvements and (ii) expenditures for improvements and capital repairs to the Property, as all such costs and expenditures are set forth in the Approved Annual Budget, (f) all other sums expended by the Partnership pursuant to the Approved Annual Budget, and (h) Emergency Expenditures.

“Property Management Agreement” means that certain Property Management Agreement, dated as of the date hereof, by and between Fee Owner and the Property Manager, or any subsequent property management agreement entered into by Fee Owner in accordance with this Agreement.

“Property Manager” means an Affiliate of DCT LLC or a third party property manager selected, from time to time, by DCT LLC and reasonably approved by TRT LLC.

“Property Related Representations” means the following customary representation to be set forth in the contribution agreement relating to the Properties covered by Section 9.1.4.

(a) A true and accurate rent roll listing all leases or tenancies or agreements with tenants presently in effect with respect to the Property.

(b) To Managing Partner’s knowledge there is no litigation or proceedings pending against or relating to the Property before any court or administrative body or agency (each such department, court or agency.

(c) To Managing Partner’s knowledge no notice of any pending or threatened condemnation or eminent domain proceedings which would affect the Property has been received.

(d) To Managing Partner’s knowledge no changes or alterations have been made to the Property or any improvements thereon which render the same in violation of any applicable zoning ordinances.

(e) To Managing Partner’s knowledge the Property is not in violation of any existing and applicable law or regulation pertaining to hazardous materials and are not subject to any existing, pending or threatened investigation or inquiry by any governmental or quasi-governmental authority and is not subject to any remedial action or obligations under any law or regulation pertaining to hazardous materials.

“Proposed Asset” has the meaning ascribed thereto in Section 9.1.1 of this Agreement.

“Purchase Price” has the meaning ascribed thereto in Section 16.2 of this Agreement.

“Purchaser” has the meaning ascribed thereto in Section 16.5 of this Agreement.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“REIT” means an entity subject to tax as a real estate investment trust under Code Sections 856 through and including 860.

“Reserves” means funds set aside by the Partnership pursuant to an Approved Annual Budget, from Capital Contributions or Revenues or Liquidation Proceeds as reserves in amounts reasonably necessary or prudent for payment of Property Expenses not likely to be covered out of any other account of the Partnership, including, without limitation, possible (a) capital expenditures and tenant improvements and allowances in respect of the Property, (b) debt service under any Senior Loan, and (c) Emergency Expenditures, excluding, however, the amount of any reserves held and maintained by Senior Lender pursuant to the Senior Loan Documents.

“Responding Partner” has the meaning ascribed thereto in Section 16.11 of this Agreement.

“Return of Capital Distributions” means, for any Partner, distributions made to such Partner under Section 5.1.1 of this Agreement that exceed the amount necessary to provide such Partner with a return on (but not of) its Unreturned Capital Contributions equal to eight and one half percent (8.5%), compounded monthly.

“Revenues” means all actual cash receipts of the Partnership in respect of the Property, excluding Liquidation Proceeds.

“Sales Period” has the meaning ascribed thereto in Section 16.11.1 of this Agreement.

“Second Exclusivity Period” has the meaning ascribed thereto in Section 15.4 of this Agreement

“Second Fund Amount” has the meaning ascribed thereto in Section 15.4 of this Agreement.

“Second Joint Venture” has the meaning ascribed thereto in Section 15.3 of this Agreement.

“Secretary of State” has the meaning ascribed thereto in the Recitals of this Agreement.

“Seed Assets” means those initial Properties to be acquired by the Partnership more particularly described on Exhibit H attached hereto.

“Seller” has the meaning ascribed thereto in Section 16.5 of this Agreement.

“Senior Lender” means a lender under a Senior Loan.

“Senior Loan” means a mortgage loan in connection with the acquisition of a Property provided by a Senior Lender to a Fee Owner and any replacement, renewal, extension, substitution, addition, supplement, modification, amendment or refinancing thereof, each as approved by the Partners hereunder.

“Senior Loan Default” means any default, beyond applicable notice and cure periods, if any, by the Partnership of any term, covenant or condition arising under any Senior Loan Documents.

“Senior Loan Documents” means any promissory note or other evidence of indebtedness and all mortgages and security agreements, assignments, financing statements, pledges and collateral security agreements delivered in connection with a Senior Loan, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing.

“Special Purpose Entity” means an entity (a) the sole purpose of which is to own the Property and (b) that fulfills the Senior Lender’s requirements for a “bankruptcy remote” entity.

“Subsequent Joint Venture(s)” has the meaning ascribed thereto in Section 15.3 of this Agreement.

“Subsidiary” means any Entity that with respect to another Entity, would be treated as a consolidated subsidiary of such other Entity according to GAAP.

“Target Capital Account” means, with respect to any Partner for any Fiscal Year, an amount equal to the hypothetical distribution such Partner would receive if all Partnership assets were sold for cash equal to their Gross Asset Values, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing each such liability), and the net assets of the Partnership were distributed in full to the Partners pursuant to Sections 5.1 and 5.3.2, all as of the last day of such year.

“Third Exclusivity Period” has the meaning ascribed thereto in Section 15.4 of this Agreement.

“Third Fund Amount” has the meaning ascribed thereto in Section 15.4 of this Agreement.

“Third Joint Venture” has the meaning ascribed thereto in Section 15.3 of this Agreement

“Threshold Price” has the meaning ascribed thereto in Section 16.11.1 of this Agreement.

“TMP” has the meaning ascribed thereto in Section 10.5 of this Agreement.

“Transfer” has the meaning ascribed thereto in Section 8.1.1 of this Agreement.

“TRT LLC” has the meaning ascribed thereto in the introductory paragraph to this Agreement.

“True-Up Date” means the date upon which the final distribution to the Partners upon the Dissolution of the Partnership and the liquidation of all Partnership Property has occurred or is to be made pursuant to Sections 5.1 and 11.2.

“Unreturned Capital Contributions” means, for any Partner, the excess of such Partner’s Capital Contributions over such Partner’s Return of Capital Distributions.

“Vote of the Partners” means the unanimous approval of all of the Partners of the Partnership.

“Voting Stock” means capital stock issued by a corporation, partnership interests issued by a partnership, membership interests issued by a limited liability company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

ARTICLE 2

THE PARTNERSHIP AND ITS BUSINESS

2.1 Formation of Partnership. The Partnership was formed pursuant to the provisions of the Act and evidenced by the execution and delivery of the Partnership Statement of Existence to the Secretary of State in accordance with and pursuant to the Act. Each Partner was admitted to the Partnership as a general partner of the Partnership upon its execution of a counterpart page to this Agreement. The rights and liabilities of the Partners, the management of the affairs of the Partnership and the conduct of its business shall be as provided in the Act, except as herein otherwise expressly provided.

2.2 Name. The name of the Partnership is “TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP.” The Partners shall operate the business of the Partnership under such name or use such other or additional names as Managing Partner may deem necessary or desirable provided that: (a) no such name shall contain the individual name of any Principal of any Partner, or any similar name or variation thereof, (b) Managing Partner shall have reasonably determined, before use of any such name, that the Partnership is entitled to use such name and will not by reason of such use infringe upon any rights of any other Person, or violate any applicable laws or governmental regulations, and (c) Managing Partner shall register such name under assumed or fictitious name Acts or similar laws of the states in which the Partnership operates.

2.3 Principal Office. The Partnership shall maintain its principal place of business at 518 17th Street, Suite 1700, Denver, Colorado 80202, or at such other place as the Partners may determine from time to time.

2.4 Registered Office and Registered Agent. The Partnership’s initial registered offices shall be at the offices of its registered agent, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Period of Duration. The period of duration of the Partnership (“Period of Duration”) commenced on the date of the filing of the Partnership Statement of Existence with the Secretary of State, and shall continue until December 31, 2056, unless the Partnership is terminated or dissolved sooner, in accordance with the provisions of this Agreement. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Statement of Partnership Existence as provided in the Act.

2.6 Business and Purpose of the Partnership. Subject to the applicable terms and conditions of the Senior Loan Documents, the business purpose of the Partnership (“Business of the Partnership”) is limited solely to the following:

2.6.1 acquiring, holding, selling, financing, transferring and exchanging the Fee Owner Interests;

2.6.2 acting as the sole member of each Fee Owner;

2.6.3 causing each Fee Owner to acquire, own, operate, develop, improve, manage, lease, sell, finance and transfer a Property or any portion thereof;

2.6.4 obtaining financing or causing each Fee Owner to obtain a Senior Loan, execute and deliver the Senior Loan Documents and to perform the obligations of the borrower and mortgagor thereunder;

2.6.5 causing each Fee Owner to enter into a Property Management Agreement; and

2.6.6 transacting any and all lawful business for which a general partnership may be organized under the Act that is incident, necessary or appropriate to accomplish the foregoing, including, without limitation, contracting for necessary or desirable services of professionals and others.

2.7 Representations by Partners.

2.7.1 Representations and Warranties of DCT LLC. To induce TRT LLC to execute, deliver and perform this Agreement, DCT LLC hereby represents and warrants to TRT LLC, its successors and assigns, as follows:

(a) DCT LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

(b) This Agreement has been duly and validly executed and delivered by and on behalf of DCT LLC and constitutes a valid, binding and enforceable obligation of DCT LLC enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general;

(c) The execution and delivery hereof will not conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation or any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which DCT LLC is a party, or by which DCT LLC is otherwise bound;

(d) There is no claim, cause of action or other litigation or any judicial, administrative or investigative proceedings pending or, to the best of DCT LLC’s knowledge, threatened against DCT LLC or that might have a material adverse effect on any Property or the use thereof or the performance of DCT LLC’s obligations hereunder;

(e) None of DCT LLC or any Affiliate thereof has dealt with any Person acting as a broker, finder or like agent in connection with this Agreement or the transactions contemplated thereby;

(f) Each has been advised to and has engaged its own counsel (whether in-house or external) and any other advisers it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Partnership or any Partner), it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Partner to rely upon the advice of counsel acting for another Partner or to create an attorney-client relationship between a Partner and counsel for another Partner as a result of the representation described above;

(g) Each acknowledges and agrees that Heller Ehrman LLP serves as counsel to TRT LLC, and that Heller Ehrman LLP does not serve as counsel to any other Partner. Every Partner that is not TRT LLC acknowledges and agrees that it does not have an attorney-client relationship with Heller Ehrman LLP, and that no such relationship will arise in the course of the Partnership’s existence or dissolution by any means. Every Partner of the Partnership that is not TRT LLC represents and warrants that, in the event of litigation or arbitration between TRT LLC and any other Partner of the Partnership, such Partner will not seek the removal of Heller Ehrman LLP as counsel to TRT LLC for any purported conflict of interest or attorney-client relationship allegedly existing between Heller Ehrman LLP and such Partner.

(h) To the best of Managing Partner’s knowledge, none of them nor any of their direct members, shareholders, partners or Affiliates currently is (1) identified on the OFAC List or otherwise qualifies as a Prohibited Person or (ii) in violation of any legal requirements relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time;

(i) None of them is a “foreign person” within the meaning of § 1445(f)(3) of the Code; and

(j) All decision-making of DCT LLC (i.e., day-to-day and major decisions) are controlled, directly or indirectly, by DCT Principals subject to board approval in the ordinary course.

2.7.2 Representations and Warranties of TRT LLC. To induce DCT LLC to execute, deliver and perform this Agreement, TRT LLC hereby represents and warrants to DCT LLC, its permitted successors and assigns, as follows:

(a) TRT LLC is a Delaware limited liability company, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly and validly executed and delivered by and on behalf of TRT LLC and constitutes a valid, binding and enforceable obligation of TRT LLC enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general;

(c) The execution and delivery hereof will not conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which TRT LLC is a party, or by which TRT LLC is otherwise bound;

(d) There is no claim, cause of action or other litigation or any judicial, administrative or investigative proceedings pending or, to the best of TRT LLC’s knowledge, threatened against TRT LLC that might have a material adverse effect on the performance of TRT LLC’s obligations hereunder;

(e) None of TRT LLC or any Affiliate thereof has dealt with any Person acting as a broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby;

(f) To TRT’s knowledge, neither TRT LLC nor any of its members, shareholders, partners or Affiliates currently is (1) identified on the OFAC List or otherwise qualifies as a Prohibited Person or (ii) in violation of any legal requirements relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time; and

(g) TRT LLC is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

2.7.3 Indemnification. DCT LLC shall indemnify the Partnership, TRT LLC, TRT LLC’s Affiliates, and their respective shareholders, members, partners, directors, officers, managers, successors and assigns from and against all claims, demands, damages, liabilities, expenses (including reasonable attorney fees), costs, lawsuits, or other proceedings (whether or not initiated by any governmental entity) arising from or in connection with the breach by DCT LLC of any of its representations and warranties set forth herein. TRT LLC shall indemnify the Partnership, DCT LLC, DCT LLC’s Affiliates and their respective shareholders, members, partners, directors, officers, managers, successors and assigns from and against all claims, demands, damages, liabilities, expenses (including reasonable attorney fees), costs, lawsuits, or other proceedings (whether or not initiated by any governmental entity) arising from or in connection with the breach by TRT LLC of any of its representations and warranties set forth herein. The Partners acknowledge and agree that to the extent of any indemnification obligations under this Section 2.7.3 that are not satisfied by the Partner required to do so hereunder, such Partner’s Distributions hereunder may be offset by the indemnified party to the extent of such unsatisfied obligations; provided, however, that same shall not eliminate the obligations of such Partner to satisfy such obligations directly.

ARTICLE 3

PARTNERS AND CAPITAL CONTRIBUTIONS

3.1 Names and Addresses of Partners. The addresses of the Partners are:

3.1.1 DCT LLC: DCT Industrial Fund II LLC c/o Dividend Capital Operating Partnership LP, 518 17th Street, Suite 1700, Denver, Colorado 80202, Facsimile No. (303) 228-2201, Attention: James Cochran, President.

3.1.2 TRT LLC: TRT Industrial Fund I LLC, c/o Dividend Capital Total Realty Trust, 7 Times Square, New York, New York 10036, Facsimile No. (212) 764-8885, Attention: Marc Warren and c/o Dividend Capital Total Realty Trust, 518 17th Street, Suite 1700, Denver, Colorado 80202, Facsimile No. 303-996-8486, Attention: Greg Moran.

3.2 Capital Contributions.

3.2.1 Costs to Acquire the Seed Assets. The Partners have contributed Capital Contributions, in order to fund the Initial Required Equity as provided in this Section 3.2. DCT LLC and TRT LLC shall contribute their pro rata share, based on their respective Non-DCX Contribution Percentages with respect to Non-DCX Assets and DCX Contribution Percentages with respect to DCX Assets (at the time that the Partnership acquires the DCX Assets), as may be applicable, of all costs to acquire the Seed Assets, all costs in connection with establishing the Partnership and any reserves for Partnership purposes which the Partners determine are appropriate to fund at that time.

3.2.2 Required Capital. Each Partner shall be obligated to make Contributions to the Partnership up to its Contribution Cap, as follows:

(a) Within three (3) days of Managing Partner’s request for the capital, TRT LLC shall contribute to the Partnership an amount equal to $90,000 and DCT LLC shall contribute an amount equal to $10,000.

(b) TRT LLC and DCT LLC shall be obligated to make additional contributions of their pro rata shares of Required Capital to the Partnership, based on their respective DCX Contribution Percentages with respect to DCX Assets and based on their respective Non-DCX Contribution Percentages with respect to Non-DCX Assets and based on their respective Percentage Interests with respect to Partnership capital needs not otherwise solely related to either DCX Assets or Non-DCX Assets, as needed to acquire Future Assets and otherwise consistent with the Approved Annual Budget and the Approved Annual Business Plan and all costs of operating each Property and the Partnership consistent with the Approved Annual Budget and the Approved Annual Business Plan, up to an aggregate amount equal to their respective Contribution Caps. If Capital Contributions are required pursuant to the terms of this Section 3.2.2, Managing Partner shall have the right to issue a funding notice substantially in the form attached hereto as Exhibit D (the “Funding Notice”) setting forth the amount of the required Capital Contribution being requested. Within five (5) days after receipt of a duly issued Funding Notice or such longer period as the Funding Notice may permit, TRT LLC and DCT

LLC shall each advance to the Partnership as a Capital Contribution the amount requested in the Funding Notice, until each Partner has made aggregate Capital Contributions under Section 3.2.2(a) and this Section 3.2.2(b) equal to its respective Contribution Cap.

(c) If at any time the Partners have contributed all capital required under Section 3.2.2(a) and Section 3.2.2(b) above and the Partners unanimously approve the contribution of additional capital to the Partnership, the Partners shall make such Capital Contributions in proportion to their DCX Contribution Percentages or Non-DCX Contribution Percentages, as may be applicable, or as the Partners may otherwise mutually agree, and at such times as the Partners may agree. Such additional unanimously approved additional Capital Contributions shall be deemed required Capital Contributions for purposes of this Agreement.

3.2.3 Preservation Capital. If, at any time after the Partners have contributed all of the Capital Contributions required pursuant to Section 3.2.2 hereof, either DCT LLC or any Partner reasonably and in good faith determines (after taking into account any existing cash reserves of the Partnership) that the Partnership requires additional capital to fund the payment of debt service obligations (if approved as set forth below), real estate taxes, utility costs, insurance premiums, and/or other costs and expenses reasonably necessary to protect and preserve the value of the Property or the safekeeping, health and welfare of occupants or invitees thereof (all such costs, collectively “Preservation Costs”), such Partner shall have the right to issue a Funding Notice to the Partners setting forth the amount needed to pay such Preservation Costs and each Partner’s respective share of such Preservation Costs to be funded. Within five (5) Business Days after receipt of such notice or such longer time as the Funding Notice may permit, each such Partner shall have the option, but not the obligation, of advancing to the Partnership such Partner’s respective share of the Preservation Costs on the terms set forth in the Funding Notice. If all Partners elect to make such Capital Contributions, such Capital Contributions shall constitute additional Capital Contributions to the Partnership by such Partners. If any Partner fails to make such Capital Contribution under this Section, then the non-failing Partner shall elect either (a) to receive the return of any unmatched funds paid to the Partnership under this Section with interest computed at a rate equal to the lower of 12% per annum or the highest rate per annum as may be permitted pursuant to applicable law, and/or (b) to convert any unmatched funds paid to the Partnership under this Section to a loan to the Partnership and in addition, such Partner shall have the right to make an additional loan to the Partnership in the amount that the failing Partner failed to contribute and/or (c) the non-failing Partner may structure a loan or contribution with such terms as may be required to ensure that no direct or indirect investor in such Partner that is a real estate investment trust under the Code (the “Investor REIT”) will be treated as holding a security described in Code Section 856(c)(4)(B)(iii)(III), including by structuring any such loan so that it complies with the requirements of Revenue Procedure 2003-65, I.R.B. 2003-32, and/or may transfer any such loan or equity interest to an Affiliate of such Partner (e.g., a taxable REIT subsidiary of the Investor REIT) and the Partners hereby agrees to execute any documents that non-failing Partner determines, in its discretion, may be reasonably required to give effect to the foregoing. Any such loan or loans made by a Partner shall be deemed a “Partnership Loan.” All Partnership Loans shall bear interest on the original principal amount thereof at a rate equal to the lower of 12% per annum or the highest rate per annum as may be permitted pursuant to applicable law. All Partnership Loans shall be repaid in full prior to any distributions to the Partners. If more than one Partner has made a Partnership Loan, then repayment of all Partnership Loans shall be made to the Partners in proportion to the outstanding amount due each Partner under all Partnership Loans.

3.2.4 No Third Party Rights. Any obligations or rights of the Partnership or the Partners to make or require any Contribution under this Article 3 shall not result in the grant of any rights to or confer any benefits upon any Person who is not a Partner.

3.2.5 Limitations. Except as set forth in this Article 3, no Partner shall be entitled or required to make any Capital Contribution to the Partnership. No Partner shall have any liability for the repayment of the Capital Contribution of any other Partner (other than as set forth in this Article 3), and each Partner shall look only to the assets of the Partnership for return of its Capital Contributions.

3.2.6 Failure to Contribute Capital. If any Partner fails to make a Capital Contribution that is required pursuant to Section 3.2.2 hereof by the date such contribution is due and such failure continues for ten (10) days after written notice from any other Partner who has not failed to make its Capital Contribution (any such failing Partner shall be a “Defaulting Partner” and the amount of the failed contribution shall be the “Default Amount”), then, such failure shall be deemed an Event of Default hereunder and in addition to its other rights and remedies set forth herein, the non-defaulting Partners shall have one or more of the following remedies:

(a) to advance to the Partnership on behalf of, and as a loan to the Defaulting Partner, an amount equal to the Default Amount, to be evidenced by a promissory note in form satisfactory to the Non-Defaulting Partner (each such loan, a “Default Loan”) and the payee of such note shall be the “Non-Defaulting Partner.” The Capital Account of the Defaulting Partner shall be credited with the amount of such Capital Contribution and such amount shall constitute a debt owed by the Defaulting Partner to the Non-Defaulting Partner. Any Default Loan shall bear interest on the original principal amount thereof at a rate equal to the lower of 12% per annum or the highest rate per annum as may be permitted pursuant to applicable law and shall be payable from any Distributions due the Defaulting Partner hereunder, but shall in all events be payable in full by the Defaulting Partner on or before the date six (6) months after the date the Default Loan is advanced. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be secured solely by the Defaulting Partner’s Partnership Interest. Except as expressly provided herein, Default Loans, with interest as aforesaid, shall otherwise be without recourse to any other assets of the Defaulting Partner. The Defaulting Partner hereby grants a security interest in its Partnership Interest to the Non-Defaulting Partner and the Defaulting Partner hereby irrevocably appoints the Non-Defaulting Partner, and any of its respective officers, as its attorney-in-fact coupled with an interest with full power to prepare and execute any documents, instruments and agreements, including, but not limited to, any note evidencing the Default Loan and such Uniform Commercial Code Financing Statements, continuation statements, and other security instruments as may be appropriate to perfect and continue its security interest in favor of the Non-Defaulting Partner. If the Defaulting Partner fails to pay the amount of the Default Loan when due, the Non-Defaulting Partner may exercise all rights and remedies available to a secured party under the Uniform Commercial Code. The Defaulting Partner agrees that the requirement of the Uniform Commercial Code that the Non-Defaulting Partner give the

Defaulting Partner reasonable notice of any proposed sale or disposition of the Defaulting Partner’s Partnership Interest shall be met if such notice is given to the Defaulting Partner at least five (5) days before the time of such sale or disposition. All distributions to the Defaulting Partner hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Partnership shall be obligated to pay directly to the Non-Defaulting Partner, until all Default Loans have been paid in full, the amount of (x) any distributions payable to the Defaulting Partner(s), and (y) any proceeds of a sale that would otherwise be payable to the Defaulting Partner(s) resulting from the sale of the Property or from the sale of the Defaulting Partner’s interest in the Partnership as contemplated under this Agreement, as the case may be. In addition, the Partnership shall pay to the Non-Defaulting Partner, until all Default Loans have been paid in full, all fees or other amounts due the Defaulting Partner or any Defaulting Partner Related Party under this Agreement or any other agreement between the Partnership or any Subsidiary on the one hand and Defaulting Partner or any Defaulting Partner Related Party on the other hand; or

(b) to advance to the Partnership as an additional Capital Contribution the Default Amount whereupon the Percentage Interests of the Partners shall be recalculated as provided in this subparagraph (b), provided that Non-Defaulting Member determines, in its sole discretion, that any additional contribution and/or adjustment to the Percentage Interests of the Partners does not violate the requirements of Code Section 514(c)(9)(E), and the Treasury Regulations thereunder or waives such requirement. After the exercise of the Non-Defaulting Partner’s rights under this subparagraph (b), and provided that Non-Defaulting Member makes the determination or waiver described in the preceding sentence, the (i) Percentage Interest of the Non-Defaulting Partner shall equal a fraction (expressed as a percentage), the numerator of which shall equal the aggregate sum of (x) all Capital Contributions made by the Non-Defaulting Partner other than the Default Amount plus (y) an amount equal to 150% of the Default Amount; and the denominator of which shall equal the aggregate sum of all Contributions made by all Partners under this Agreement, including the Default Amount and (ii) the Percentage Interest of the Defaulting Partner shall equal 100% minus the Percentage Interest of the Non-Defaulting Partner after the application of this formula. As an example, if TRT LLC has made Capital Contributions of $900,000 and DCT LLC has made Capital Contributions of $100,000 and there is a Funding Notice for $200,000 and TRT LLC funds $180,000 and DCT LLC fails to fund $20,000, then if TRT LLC elects under this subparagraph to advance the Default Amount of $20,000 as an additional Capital Contribution, the Percentage Interest of TRT LLC shall equal 92.5% ($900,000+$180,000+ ($20,000x150% or $30,000)/ $1,200,000 and the Percentage Interest of DCT LLC shall equal 7.5%. For purposes of this subparagraph, if there is more than one instance of the application of the formula set forth in this subparagraph, the Default Amount shall be the aggregate amount of additional Capital Contributions made to the Partnership by the Non-Defaulting Partner pursuant to this subparagraph; or

(c) in lieu of the remedies set forth in subparagraph (a) or (b) above, to revoke the Funding Notice for the Partners, whereupon any unmatched Contributions paid by the Non-Defaulting Partner pursuant to such Funding Notice shall be returned, with interest computed at a rate equal to the lower of 12% per annum and the highest interest rate per annum as may be permitted pursuant to applicable law, in which event the Partners shall reconsider the needs of the Partnership for additional capital and may issue a new Funding Notice following such reconsideration.

(d) the Non-Defaulting Partner may structure a loan or contribution with such terms as may be required to ensure that the Investor REIT will not be treated as holding a security described in Code Section 856(c)(4)(B)(iii)(III), including by structuring any such loan or Default Loan so that it complies with the requirements of Revenue Procedure 2003-65, I.R.B. 2003-32, and/or may transfer any such loan, Default Loan or equity interest to an Affiliate of Non-Defaulting (e.g., a taxable REIT subsidiary of the Investor REIT) and the Partners hereby agree to execute any documents that the Non-Defaulting Member determines, in its discretion, may be reasonably required to give effect to the foregoing.

3.3 Credit Enhancement. If in connection with any Senior Loan, any Senior Lender requires a customary guaranty of non-recourse carve outs to facilitate the closing and funding of any Senior Loan (each, a “Loan Guaranty” and, collectively, the “Loan Guaranties”) DCT LLC shall cause DCT or other party acceptable to the applicable Senior Lender to provide such Loan Guaranties and shall furnish such representations or other documentation as TRT LLC may require (excluding any liability caused by the act or omission of TRT LLC or any of its controlled Affiliates) in order to determine whether such Loan Guaranty gives rise to partner nonrecourse debt that could reasonably be expected to result in a violation of Code Section 514(c)(9)(E) and the Treasury Regulations thereunder. Subject to the limitation below in this sentence, the Partnership hereby agrees to indemnify and hold harmless DCT LLC providing such Loan Guaranty (or any Affiliate of DCT LLC that enters into a Loan Guaranty) from and against all losses, costs and expenses, including, without limitation, reasonable attorney fees arising from the enforcement by the holder of such Loan Guaranty of amounts due or claimed due under the Loan Guaranty (collectively, “Loan Guaranty Losses”); provided that in no event shall the Partnership have any obligation to indemnify or hold harmless any such party (or shall such party have any rights of subrogation against the Partnership) on account of Loan Guaranty Losses if such Loan Guaranty Losses arise from the fraud, willful misconduct or gross negligence of DCT LLC or any of its controlled Affiliates, except to the extent that the Partnership has benefited from such wrongful action. Any indemnification obligation of the Partnership arising under this Section shall be referred to herein as a “Loan Guaranty Indemnification Obligation.”

3.4 Rights with Respect to Capital.

3.4.1 Partnership Capital. Except as specifically provided herein, (a) no Partner shall have the right to withdraw, or receive any return of, its Capital Contribution and (b) no Capital Contribution may be contributed or returned in the form of property other than cash.

3.4.2 No Interest on Capital Contributions. Except as expressly provided in this Agreement, no Capital Contribution of any Partner shall bear interest or otherwise entitle the contributing Partner to any compensation for use of its Capital Contribution.

3.4.3 Establishment of Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner. For book purposes, each Partner’s Capital Account will be separated into a contribution account and an income (loss) account and will be maintained in accordance with GAAP. Sections 3.5 and 3.6 below describe the appropriate accounting treatment for tax purposes of the Capital Accounts.

3.5 General Rules for Adjustment of Capital Accounts. The Capital Account of each Partner shall be adjusted as follows:

3.5.1 Increases. The Capital Account of each Partner shall be increased by:

(a) such Partner’s Capital Contributions in cash;

(b) the agreed fair market value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752);

(c) all Net Profits and all items of Partnership income and gain not included in Net Profits or Net Losses allocated to such Partner pursuant to Article 4 or other provisions of the Agreement; and

3.5.2 Decreases. The Capital Account of each Partner shall be decreased by:

(a) the amount of Available Cash and Net Liquidation Proceeds distributed to such Partner;

(b) the agreed fair market value of all actual and deemed distributions of property made to such Partner pursuant to this Agreement (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to under Code Section 752); and

(c) all Net Losses and all items of Partnership deduction and loss not included in Net Profits or Net Losses and allocated to such Partner pursuant to Article 4 or other provisions of the Agreement.

3.6 Special Rules with Respect to Capital Accounts.

3.6.1 Time of Adjustment for Capital Contributions. For purposes of computing the balance in a Partner’s Capital Account, no credit shall be given for any Capital Contribution which such Partner is to make until such contribution is actually made. The term “Capital Contribution” means the amount of cash and the agreed fair market value (net of liabilities) of any non-cash property initially contributed to the Partnership by that Partner (which with respect to DCX Assets shall be the purchase price that TRT LLC (or its Affiliate) paid immediately prior to contributing/selling the Property to the Partnership) and any subsequent contributions of cash and the agreed fair market value (net of liabilities) of any other property subsequently contributed to the Partnership by that Partner as permitted by this Agreement or as required under the terms and conditions of this Agreement.

3.6.2 Intent to Comply with Treasury Regulations. The foregoing provisions of Sections 3.5 and 3.6 and the provisions of Article 4 of this Agreement relating to the maintenance of Capital Accounts and the allocation of Net Profits and Net Losses of the

Partnership are intended to comply with Section 704(b) of the Code and the Regulations thereunder, and shall be interpreted and applied in a manner consistent therewith. To the extent such provisions are inconsistent with such Section 704(b) of the Code and the Regulations thereunder Managing Partner may, upon the advice of tax counsel and approval by TRT LLC, alter the manner in which Capital Accounts are maintained or allocations are made in order to comply with Section 704(b) and the Regulations thereunder.

3.7 Transferee’s Capital Account. In the event that any Partner Transfers any Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest, adjusted for distributions of Available Cash and Net Liquidation Proceeds made pursuant to this Agreement and allocations of Net Profits or Net Losses as of the end of the month that includes the date of such transfer (the “Effective Date”). The books of the Partnership shall be closed in accordance with Section 706(d) of the Code and consistent therewith (a) Net Profits and Net Losses of the Partnership recognized as of the Effective Date shall be allocated among the Persons who or which were Partners prior to the Effective Date in accordance with their respective Percentage Interests prior to the Effective Date and (b) Net Profits and Net Losses recognized after the Effective Date shall be allocated among the Persons who or which were Partners after the Effective Date in accordance with their respective Percentage Interests after the Effective Date.

ARTICLE 4

ALLOCATION OF PROFITS AND LOSSES

4.1 Allocation of Net Profits and Net Losses. Except as otherwise provided in this Article 4, after giving effect to the special allocations in Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6 and Section 4.7 hereof, Net Profits and Net Losses for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Net Profits for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to his Target Capital Account for such Fiscal Year. No portion of the Net Losses for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is less than or equal to his Target Capital Account for such Fiscal Year.

4.2 Residual Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated among the Partners in the same proportions as they share Net Profits or Net Losses, as the case may be for the Fiscal Year.

4.3 Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Partnership income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3 shall be made only if, and to the extent that, such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in Article 4 tentatively have been made as if this Section 4.3 were not in this Agreement. This Section 4.3 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-l(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

4.4 Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a Fiscal Year, so that an allocation is required by Regulation Section 1.704-2(f), each Partner will be allocated, before any other allocation under this Article 4, items of income and gain for such Fiscal Year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Regulations Section 1.704-2(g)(2). This Section 4.4 is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” provisions of Regulations Section 1.704-2(f).

4.5 Partner Nonrecourse Debt Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.5 is intended to comply with the “minimum gain chargeback” requirement of that Section of the Regulations and shall be interpreted consistently therewith.

4.6 Partner Nonrecourse Deductions.

4.6.1 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners, pro rata, in accordance with their Percentage Interests.

4.6.2 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears (or is deemed to bear) the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

4.6.3 Excess Nonrecourse Debt. Excess nonrecourse liabilities of the Partnership, as defined in Regulations Section 1.752-3(a)(3), shall be allocated to the Partners, pro rata, in accordance with their Percentage Interests.

4.7 Special Allocations. Any special allocations of items of Net Profits pursuant to Sections 4.3, 4.4, 4.5 and 4.6 shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 4.1, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Partner pursuant to Section 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article if such special allocations had not occurred.

4.8 Fees To Partners Or Affiliates. Notwithstanding the provisions of Section 4.1, in the event that any fees, interest, or other amounts paid to any Partner or any Affiliate thereof pursuant to this Agreement or any other agreement between the Partnership and any Partner or Affiliate thereof providing for the payment of such amount, and deducted by the Partnership in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the Partnership on its federal income tax return and are treated as Partnership distributions, then:

4.8.1 the Net Profits or Net Losses, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as Partnership distributions; and

4.8.2 there shall be allocated to the Partner to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of ordinary gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as Partnership distributions.

4.9 Allocations for Tax Purposes.

4.9.1 Except as otherwise provided in this Section 4.9, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 4.

4.9.2 Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by a Partner to the capital of the Partnership and which is required or permitted to be allocated to such Partner for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated solely for income tax purposes as the Partners may mutually agree in accordance with the Regulations promulgated under Section 704(c).

4.10 Recapture. To the extent any gain resulting from the sale or other taxable disposition of Partnership Property is “recaptured” by reason of Sections 1245 and 1250 of the Code, the amount of income so recognized shall be allocated among the Partners in the same manner as the deductions giving rise to such “recapture” income were allocated among the Partners or their predecessors in interest (but not to exceed the amount of gain to be allocated to each Partner).

4.11 Allocations Upon Transfer. Upon the sale, transfer or assignment of a Partnership Interest, allocations of Net Profits and Net Losses between the transferor and the transferee shall be made in accordance with Section 3.7 hereof.

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions to Partners. Available Cash shall first be used to repay any and all Partnership Loans and then shall be distributed to the Partners as follows:

5.1.1 First, to the Partners, pari passu, in accordance with their Percentage Interests, until TRT LLC shall have received an 8.5% Internal Rate of Return;

5.1.2 Second, from and after such time as TRT LLC shall have received an 8.5% Internal Rate of Return, (a) eighty percent (80%) to the Partners, pari passu, in accordance with their Percentage Interests and (b) twenty (20%) to DCT LLC, until such time as TRT LLC shall have received a thirteen percent (13%) Internal Rate of Return; and

5.1.3 Third, from and after such time as TRT LLC shall have received a thirteen percent (13%) Internal Rate of Return, (a) seventy percent (70%) to the Partners, pari passu, in accordance with their Percentage Interests and (b) thirty percent (30%) to DCT LLC.

Notwithstanding anything to the contrary contained in this Section 5.1, there shall be distributed to any Non-Defaulting Partner the amount of any Available Cash otherwise distributable to any Defaulting Partner, to the extent and in repayment of any Default Loans made by such Non-Defaulting Partner to such Defaulting Partner, together with interest thereon as provided in this Agreement, to be applied first to accrued and unpaid interest thereon and then to the principal balance thereof, in the order in which such Default Loans were made, so that the Default Loan longest outstanding is fully repaid prior to the payment of interest or principal on any Default Loan made after the date on which the longest outstanding Default Loan was made (it being understood and agreed that (x) if more than one Non-Defaulting Partner makes a Default Loan contemporaneously in connection with an Funding Notice, such distributions under this Section 5.1 in respect of Default Loans shall be made to all Non-Defaulting Partners so making such Default Loans, pro rata, in proportion to the outstanding principal balance of such contemporaneous Default Loans and (y) any such payment that would otherwise be distributed hereunder to a Defaulting Partner that is made to any Non-Defaulting Partner(s) making a Default Loan shall be treated for all purposes of this Agreement as distributed to the Defaulting Partner and paid to such Non-Defaulting Partner(s).

5.2 Liquidation Event Distributions. Managing Partner shall notify the other Partners of any Liquidation Event not later than two (2) Business Days following the date on which Managing Partner has knowledge of such event. All Net Liquidation Proceeds shall be distributed among the Partners, on the later to occur of (i) two (2) Business Days following any Liquidation Event or (ii) the Business Day immediately following disbursement of such proceeds from any Lender Account, if applicable, in accordance with Section 5.1, subject to Section 5.3.

5.3 Effect of Termination Upon Event of Default; True-Up.

5.3.1 Termination of Promotional Interest. Notwithstanding anything to the contrary contained in Section 5.1, if DCT LLC’s Promotional Interest is terminated by TRT LLC pursuant to Section 6.15 upon the occurrence of a DCT Event of Default, the Partnership shall, from and after the date on which such termination of DCT LLC’s Promotional Interest becomes effective, distribute all Available Cash to the Partners pursuant to Sections 5.1.2 and 5.1.3 without regard to DCT LLC’s Promotional Interest, and appropriate adjustments shall be made in the allocations to be made pursuant to Article 4; provided, however, that TRT LLC shall have the right, in its sole and absolute discretion, to provide for the payment to one or more successor Asset Managers or non-partner managers (regardless whether such managers are Partners) of all or a portion of DCT LLC’s Promotional Distributions pursuant to Sections 5.1.2 and 5.1.3 which are not to be so distributed by reason hereof. Upon any such termination of the Promotional Interest, DCT LLC may elect to trigger the buy-sell provision with respect to all the Properties in Section 16.1.2 by issuing a Buy-Sell Offering Notice within 30 days of such termination. If DCT LLC does not exercise the buy-sell procedure, then TRT LLC may issue a Buy-Sell Offering Notice within 30 days thereafter.

5.3.2 True-Up. If DCT LLC shall receive Promotional Distributions and any subsequent calculation of Internal Rate of Return shall result in the determination that a lesser amount of (or zero) Promotional Distributions should have been paid to DCT LLC, then the Partnership shall, from and after the date of such subsequent calculation of Internal Rate of Return, make distributions exclusively to TRT LLC until all Available Cash Flow shall have been distributed in accordance with Section 5.1, as determined over the term of this Agreement through any such subsequent date of determination of Internal Rate of Return (any such distributions of Available Cash Flow to TRT LLC exclusively as required by this sentence shall be referred to hereinafter as “Catch-Up Distributions”). If, notwithstanding the distribution by the Partnership of Catch-Up Distributions to TRT LLC in accordance with the preceding sentence, DCT LLC shall have received cumulative distributions of Available Cash Flow through the True-Up Date in excess of the amount of Promotional Distributions to which DCT LLC would have been entitled, as of the True-Up Date, pursuant to the terms of Section 5.1 (such excess being referred to hereinafter as the “Final Promote True-Up Amount”), then DCT LLC shall make a special capital contribution to the Partnership in an amount equal to the Final Promote True-Up Amount, whereupon the Partnership shall make a special distribution in the same amount to TRT LLC. DCT, by its execution below, hereby guarantees to TRT LLC payment by DCT LLC on the True-Up Date of the Final Promote True-Up Amount, as provided in the preceding sentence.

5.4 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate Section 15-309 of the Act or any other applicable law.

ARTICLE 6

RIGHTS, DUTIES, OBLIGATIONS AND COMPENSATION OF MANAGING PARTNER

6.1 Sole Managing Partner. The Business of the Partnership shall be managed by the Managing Partner of the Partnership, until and unless replaced by TRT LLC in accordance with Section 6.15. Managing Partner shall have such rights, duties and powers as are specified in this Agreement or, unless expressly provided to the contrary in this Agreement, are conferred upon Managing Partner pursuant to the Act.

6.1.1 Managing Partner as Agent of the Partnership. Managing Partner is an agent of the Partnership for the purpose of its business, for purposes of the execution in name of the Partnership of any instrument for carrying on in the usual way the Business of the Partnership, and Managing Partner’s acts shall bind the Partnership, unless such act is in contravention of this Agreement or any Senior Loan Document.

6.1.2 Acts of Managing Partner as Conclusive Evidence of Authority. Subject to Section 6.4, every contract, deed, mortgage, deed of trust, pledge, lease and other credit agreement or instrument executed by Managing Partner, including, without limitation, any Senior Loan Document, shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof: (a) the Partnership was in existence, (b) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of authority among the Partners to Managing Partner and (c) the execution and delivery of such instrument was duly authorized by the Partnership; provided, however, that Managing Partner shall not (and shall not have authority to), without the prior consent of TRT LLC, bind or take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, except for actions authorized under this Agreement and actions authorized by TRT LLC in the manner set forth herein. Any Person may always rely on a certificate addressed to such Person and signed by Managing Partner hereunder: (i) setting forth the names of the Partners or Managing Partner hereunder, (ii) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Partners or Managing Partner or in any other manner germane to the affairs of the Partnership, (iii) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the Partnership, (iv) certifying as to the authenticity of any copy of this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the Partnership or (v) as to any action taken or not taken by the Partnership or as to any other matter whatsoever involving the Partnership, Managing Partner or any Partner in the capacity as a Partner or Managing Partner. Nothing contained in this Section 6.1.2 shall be deemed to expand the rights or authority of Managing Partner as expressly provided in this Agreement or to limit the approval rights of the Partners as expressly provided in this Agreement. For so long as any indebtedness remains outstanding under a Senior Loan, Managing Partner, and any additional or substitute member which serves as the manager of the Partnership, shall not be an individual and shall at all times have as its sole purpose to act as the manager of the Partnership and to own its partnership interest in the Partnership, and shall be engaged in no other business and have no other purpose. Managing Partner shall have no authority to perform any act in respect of the Partnership in violation of any provisions of this Agreement, applicable laws or regulations or any Senior Loan Document.

6.2 Intentionally Deleted.

6.3 Management Duties, Authority and Powers. Except as expressly limited by or otherwise provided in the provisions of this Agreement (including, without limitation, Section 6.4), Managing Partner shall have the right and duty to manage the day-to-day Business of the Partnership and to implement all decisions made on behalf of the Partnership, Fee Owner or affecting the Properties by the Partners (as applicable), all in accordance with the terms hereof and such other rights and powers as are granted to Managing Partner hereunder. In connection therewith, Managing Partner shall have the sole right, power, and authority, at such times as Managing Partner shall determine, without additional consultation, authorization, consent, or ratification of any Partner, to do all such lawful acts and things as are not, by the Act or this Agreement, directed or required to be exercised or done with the consent and approval of the Partners, or which are not herein or hereafter expressly reserved to all of the Partners including, without limitation, the right, power and authority, subject to Section 6.4, to permit or cause the Partnership to do any of the following:

6.3.1 incur all reasonable expenditures, pay from or fund any reserve expressly permitted to be incurred, paid or funded by Managing Partner under this Agreement pursuant to the Approved Annual Budget;

6.3.2 prosecute, protect, and defend or cause to be prosecuted, protected, and defended all Partnership rights, including, without limitation, rights and title to Partnership Property;

6.3.3 enter into, execute, amend, modify, supplement, acknowledge and deliver any and all contracts (excluding the Asset Management Agreement and the Property Management Agreement), agreements, licenses, leases, listing agreements, or other instruments necessary, proper, or desirable to carry out the Business of the Partnership which are in accordance with the Approved Annual Budget, or waive any immaterial right thereunder;

6.3.4 purchase such insurance as may be required under the Senior Loan Documents or as Managing Partner may otherwise reasonably determine to be necessary or desirable; and

6.3.5 cause each Fee Owner to enter into the Property Management Agreement after approval thereof by TRT LLC; (provided, however, that TRT LLC alone shall have the sole right on behalf of the Partnership to enforce or cause Fee Owner to enforce the provisions of the Asset Management Agreement and the Property Management Agreement, as applicable, for the benefit of the Partnership and Fee Owner and to exercise any remedy available to the Partnership or Fee Owner following a default by the Property Manager under the Property Management Agreement, or cause the Advisor to exercise any remedy under the Asset Management Agreement following a default by the Asset Manager under the Asset Management Agreement, as applicable, in accordance with the terms thereof).

6.3.6 cause the Partnership or any Fee Owner to take any action contemplated by the then effective Approved Business Plan and Approved Budget.

6.4 Restrictions on Managing Partner’s Authority. Notwithstanding anything to the contrary contained in this Agreement, unless set forth in an Approved Business Plan and covered by the then applicable Approved Budget, the prior written consent of all of the Partners shall be necessary for all Major Decisions affecting the Partnership, it being understood that Managing Partner shall not cause the Partnership to take any action in furtherance of a Major

Decision without the vote of the Partners. As used herein, a “Major Decision” shall mean any of the following actions:

6.4.1 except in connection with or as a consequence of a transaction of the nature described in Section 6.4.3, the voluntary merger, consolidation, dissolution, liquidation, winding up, termination or liquidation of the Partnership:

6.4.2 to the extent that (a) the Approved Annual Budget is not yet in effect for the current Fiscal Year, incurring any operating or other expenditures (other than capital expenditures and general administrative costs) on behalf of the Partnership that are not within 105% of the most recent Approved Annual Budget or have not been previously approved in writing by all of the Partners; provided, however, that Managing Partner may incur such operating expenditures upon one (1) day prior notice to TRT LLC in case of Emergency Expenditures required in the reasonable judgment of Managing Partner, or with such shorter or no prior notice (but with subsequent notice as soon as possible) to the extent that one (1) day prior notice would jeopardize the viability of the Property or the health, safety or welfare of persons and (b) TRT LLC has approved an Approved Annual Budget (or relevant portion thereof), incurring any operating expenditures on behalf of the Partnership that would, in the aggregate, cause such expenditures to be greater than 105% of the amount set forth in the appropriate line item relating to such expenditures (other than capital expenditures and general administrative costs) in such Approved Annual Budget; provided, however, that the Managing Partner may incur such excess operating expenditures upon one (1) day prior notice to TRT LLC in case of Emergency Expenditures required in the reasonable judgment of Managing Partner, or with such shorter or no prior notice (but with subsequent notice as soon as possible) to the extent that one (1) day prior notice would jeopardize the viability of the Property or the health, safety or welfare of persons;

6.4.3 selling, transferring, assigning or otherwise disposing of any portion or all of the Fee Owners’ Interests, the Properties or any of them or any interest therein (except immaterial items of personal property in the ordinary course of business) or entering into a binding agreement to sell, transfer, assign or otherwise dispose of any portion or all of the Fee Owners’ Interests, the Properties or any of them or any interest therein (except immaterial items of personal property in the ordinary course of business) or entering into any amendment, renegotiation, modification, supplement or extension of a binding agreement to sell, transfer, assign or otherwise dispose of any portion or all of the Fee Owners’ Interest, the Properties or any of them or any interest therein;

6.4.4 (a) instituting, prosecuting, defending or settling any material legal, arbitration, or administrative actions or proceedings on behalf of either the Partnership or Fee Owner (including, without limitation, in connection with the Senior Loan and the Senior Loan Documents or any binding agreement of sale for all or any part of the Fee Owner Interests or the Properties or any of them) and (b) taking any action in order to enforce the rights of the Partnership or Fee Owner as (i) borrower under the Senior Loan (including, without limitation, delivering any material notice to any Senior Lender under the Senior Loan, filing any pleading, motion or brief in defense of any enforcement or foreclosure proceeding brought under the Senior Loan, settling, compromising, reinstating or restructuring the Senior Loan or entering into any binding agreement therefor or exercising any rights or remedies, sending any material notices, granting any material consents or waivers, or making any other material strategic decisions under, in connection with, or relating to, the Senior Loan, any of the Senior Loan Documents or the Properties or any of them or amending or otherwise modifying the Senior Loan or any of the Senior Loan Documents) or (ii) seller under any binding agreement of sale for all or any portion of the Properties or any interest therein, except for the commencement of landlord/tenant proceedings in respect of tenants of the Property which are in default under leases;

6.4.5 causing or permitting a Fee Owner to enter into, modify or amend any Lease or consent to the cancellation or surrender of or termination of any Lease, whether now existing or hereafter entered into;

6.4.6 incurring, replacing, renewing, extending, substituting, adding to, supplementing, amending, modifying, increasing, restructuring or refinancing of any Senior Loan or causing or permitting any Fee Owner to do any of the foregoing, it being understood that any Senior Loan shall have a targeted loan to value of approximately 60% to 65%, but in no event less than 55% or more than 75%;

6.4.7 approving or disapproving any proposed business plan or budget and any material modifications to the Approved Annual Budget and Approved Business Plan then in effect;

6.4.8 except as permitted in Article 8, admitting or causing a Fee Owner to admit new or substitute members or causing the Partnership or any Fee Owner to redeem or repurchase all or any Interest of a Partner or any Partnership Property;

6.4.9 causing or consenting to the taking of any Bankruptcy Action in respect of the Partnership or any Fee Owner;

6.4.10 intentionally deleted;

6.4.11 taking or causing or permitting Fee Owner to take any action which would cause the Partnership or Fee Owner to become an entity other than a Delaware general partnership;

6.4.12 to the extent with an Affiliate, amending, modifying, extending or terminating the Asset Management Agreement or causing a Fee Owner to terminate, modify or amend any Property Management Agreement, or grant any material waiver thereunder or designating a successor thereunder, or retaining or entering into any binding agreement with any property manager or developer (provided however, that TRT LLC shall have these exclusive rights in accordance with Sections 6.3.5 and 6.16);

6.4.13 establishing Reserves for the Partnership or Fee Owner that deviates by more than 5% of the amounts provided in the Approved Annual Budget then in effect;

6.4.14 taking or causing a Fee Owner to take any action that would constitute a default under any Senior Loan Document;

6.4.16 modifying or amending this Agreement or any organizational document of a Fee Owner, or changing the Business of the Partnership or a Fee Owner;

6.4.17 settling or adjusting or causing or permitting a Fee Owner to settle or adjust any insurance claim or condemnation action involving a claim in excess of an amount equal to ten percent (10%) of the non-land value of the asset;

6.4.18 confessing or causing a Fee Owner to a judgment against the Partnership or Fee Owner in any lawsuit or proceeding or settling any lawsuit or proceeding which settlement requires a payment by the Partnership or a Fee Owner in excess of $100,000 or requires an admission of liability on the part of the Partnership or a Fee Owner;

6.4.19 making distributions to the Partners other than in strict accordance with Article 5 hereof;

6.4.20 provided that the Partners shall not unreasonably withhold, condition or delay their approval, (a) amending, modifying, replacing, renewing or terminating any insurance coverages with respect to the Partnership, a Fee Owner or a Property which pertain to (i) environmental matters, conditions, losses or occurrences at the Property or (ii) any acts of terrorism or similar matters regarding the Property or (b) renewing any existing insurance policy, if the terms of such renewal policy set forth any exclusions from coverage which are not expressly excluded from the insurance policies in effect on the date of this Agreement;

6.4.21 commingling funds of the Partnership with those of any Partner or Affiliate of any Partner;

6.4.22 making a determination regarding any material environmental matter;

6.4.23 entering into material agreements not in the ordinary course of business;

6.4.24 acquiring any Property (it being understood that acquisitions of Properties are governed by the terms of Article 9 hereof ); and

6.4.25 engaging and dismissing any attorneys or accountants (other than attorneys engaged in routine property-level transactional work).

6.5 Common Decisions. In the event that the Partners can not reach agreement as to any Major Decisions, the Managing Partner will continue to operate the Partnership in accordance with the then existing Business Plan and will not do or undertake any affirmative act which would constitute a Major Decision without the approval of the Partners. For purposes of this Section 6.5 “Common Decision” means, on or after four (4) years from the applicable date the Property (on a Property by Property basis) was first acquired by the Partnership (or by TRT LLC with respect to a DCX Asset), selling, transferring, assigning or otherwise disposing of any portion or all of the Fee Owners’ Interest in such Property, such Property or any interest therein (except immaterial items of personal property in the ordinary course of business) or entering into a binding agreement to sell, transfer, assign or otherwise dispose of any portion or all of the Fee Owners’ Interest, such Property or any of them or any interest therein (except immaterial items of personal property in the ordinary course of business) or entering into any amendment, renegotiation, modification, supplement or extension of a binding agreement to sell, transfer, assign or otherwise dispose of any portion or all of the Fee Owners’ Interest, such Property or any of them or any interest therein. For all Common Decisions, either Partner may initiate the taking of a Common Decision and if the other Partner does not agree with the proposed initiative, the Partners shall confer for sixty (60) days in good faith and if the Partners continue to disagree on the initiative it shall constitute an “Impasse”. Thereafter, either Partner may invoke their rights under the provisions of Section 16.1, but only with respect to the Property or Properties in question.

6.6 [Intentionally Deleted]

6.7 Limitations on Liability of Managing Partner to Partners. Anything in this Agreement to the contrary notwithstanding, neither Managing Partner nor its Affiliates nor any other Partner shall be liable for the return of Capital Contributions of the Partners or for any portion thereof, it being expressly understood that any return of capital shall be made solely from the assets of the Partnership, nor shall Managing Partner or any other Partner be required to pay to the Partnership or to any Partners any capital deficits of any Partner upon Dissolution of the Partnership or otherwise.

6.8 Other Business Ventures. Subject to the restrictions set forth in Article 15 of this Agreement, the Partners and/or their respective Affiliates (including, without limitation, any member and any manager thereof) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise, and shall have no obligation to offer to any Partner not affiliated any interest in such business or ventures, even if such opportunity is of a character which if presented, could be taken by such Partner or its Affiliate; and except as expressly provided in an independent written and duly executed instrument, neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

6.9 Duty of Care. Managing Partner shall, at the expense of the Partnership, use its diligent, good faith efforts to cause each Fee Owner to operate the Property in accordance with the Approved Annual Budget and to carry out the Business of the Partnership substantially in accordance with the prevailing standards of the real estate industry. Managing Partner shall at the expense of the Partnership take such actions as may be necessary to cause the Partnership and each Fee Owner to comply with all laws, rules, and regulations and any and all orders or requirements of any Governmental Authority having jurisdiction over the Partnership or the Property, including, without limitation, all laws, rules, regulations, orders, and requirements relating to the use, generation, storage and disposal of hazardous wastes and materials. Managing Partner shall use good faith efforts to provide for the safekeeping and use of all funds, property and assets of the Partnership and each Fee Owner, whether or not in its immediate possession or control, and shall not employ, or permit another to employ, such funds, property or assets in any manner, except for the benefit of the Partnership and each Fee Owner. Managing Partner shall at the expense of the Partnership take such actions as may be necessary or proper to comply with the terms and provisions of all Senior Loan Documents. Notwithstanding anything to the contrary contained herein, Managing Partner shall not be liable for any good faith error in judgment or for any action taken or omitted to be taken by it hereunder, except for its gross negligence, knowingly unlawful actions or willful misconduct.

6.10 Compensation of Managing Partner; Reimbursement. No salaries or other benefits shall be paid to Managing Partner or any successor manager in its capacity as manager. The Partnership shall reimburse Managing Partner or any successor manager in its capacity as manager for any expense of the Partnership paid by Managing Partner or any successor manager as provided in Section 6.6.

6.11 Intentionally Deleted.

6.12 Contracts with Affiliates of Managing Partner. Except for the Asset Management Agreement and the Property Management Agreement, no Partner shall, on behalf of the Partnership, enter into contracts with itself or any Affiliate without a prior Vote of the Partners.

6.13 Approved Budget and Business Plan.

6.13.1 TRT LLC has approved the Annual Budget for the period commencing on the date hereof through December 31, 2006 (the “Initial Annual Budget”). For each calendar year commencing on January 1, 2007 and for each calendar year thereafter, Managing Partner shall submit to TRT LLC for its written approval, an annual budget (an “Annual Budget”) for the Partnership not later than November 15th of the year preceding such calendar year, or at such time to enable the Annual Budget to be approved in accordance with Section 6.13.2 below and delivered to the Senior Lender within the time periods required pursuant to the Senior Loan Documents, if applicable, setting forth in reasonable detail budgeted monthly operating, capital and other expenses for the Partnership and the Property, in such form as shall be prepared by the Asset Manager under the Asset Management Agreement and the Property Manager under the Property Management Agreement, as applicable.

6.13.2 The Annual Business Plan for the period commencing on the date hereof through December 31, 2006 (the “Initial Annual Business Plan”) a copy of which is attached hereto as Exhibit B. For each calendar year commencing on January 1, 2007 and for each calendar year thereafter, Managing Partner shall submit to TRT LLC for its written approval, an annual business plan (an “Annual Business Plan”) for the Partnership not later than November 15th of the year preceding such calendar year, setting forth in reasonable detail, an itemized cash flow projection in respect of the Property, proposed terms upon which the Property may be sold or refinanced, working capital requirements and leasing plan and capital and operational plans with respect to the Property, in such form as shall be prepared by the Asset Manager under the Asset Management Agreement and the Property Manager under the Property Management Agreement, as applicable.

6.13.3 If TRT LLC objects to a proposed Annual Budget or proposed Annual Business Plan, it shall advise Managing Partner of its objections within ten (10) Business Days after receipt thereof and Managing Partner shall promptly revise such Annual Budget or Annual Business Plan and resubmit the same, together with all additional information with respect thereto that TRT LLC may reasonably request. TRT LLC shall advise Managing Partner of any objections to such revised Annual Budget or Annual Business Plan within ten (10) days after receipt thereof and Managing Partner shall promptly revise the same in accordance with the process described in this sentence until such Partner approves an Annual Budget or an Annual Business Plan. Each Annual Budget approved by TRT LLC in accordance with the terms and provisions hereof shall hereinafter be referred to as an “Approved Annual Budget” and each Annual Business Plan approved by TRT LLC in accordance with the terms and provisions hereof shall hereinafter be referred to as an “Approved Annual Business Plan”. Until such time as TRT LLC approves a proposed Annual Budget or Annual Business Plan, the most recently Approved Annual Budget or Annual Business Plan shall apply; provided, however, that such Approved Annual Budget shall automatically be adjusted to reflect (a) actual increases in all real estate taxes and other governmental impositions, utility costs, and insurance premiums and (b) the actual amount of the debt service under any Senior Loan.

6.14 Intentionally Deleted.

6.15 Overriding Provisions Regarding Managing Partner Position and Promotional Interest. Notwithstanding anything contained in this Agreement to the contrary, as between the Partners, the provisions of this Section 6.15 shall govern with respect to the position of DCT LLC as Managing Partner of the Partnership and the right of DCT LLC to receive Promotional Distributions. DCT LLC shall serve as the Managing Partner of the Partnership until the earlier occur of (a) an DCT Event of Default (b) the resignation of DCT LLC as Managing Partner, upon either of which TRT LLC shall have the right to remove DCT LLC as Managing Partner (if DCT LLC has not theretofore resigned). Upon the occurrence of an DCT Event of Default, TRT LLC shall, in addition to the foregoing and to all rights and remedies available at law or in equity, have the right to terminate the Promotional Interest effective upon the giving of written notice thereof to DCT LLC, in which event DCT LLC shall no longer have any management authority in respect of the Partnership, but shall continue to be entitled to distributions of Available Cash Flow in respect of its Percentage Interest only, and be allocated Net Profits and Net Losses in respect of such Percentage Interest, as provided in Articles 4 and 5 hereof and there shall be no further Acquisitions made or proposed to be made hereunder. In the event of the exercise by TRT LLC of its rights under this Section 6.15 and the removal of DCT LLC as Managing Partner, TRT LLC shall be appointed as substitute Managing Partner.

6.16 Termination of Asset Management Agreement and Property Management Agreement. TRT LLC shall have the sole and exclusive power and authority to cause Dividend Capital Total Advisors LLC to deal with the Asset Manager under the Asset Management Agreement and, in the event that the Property Manager is DCT LLC or an Affiliate of DCT LLC, Fee Owner to deal with the Property Manager under the Property Management Agreement, to cause Fee Owner to give or to approve the giving by the Managing Partner of any consent, approval or direction required of or permitted by Fee Owner thereunder, to exercise on behalf of the Partnership any termination provisions contained in the Asset Management Agreement or Property Management Agreement and to appoint on behalf of the Partnership any substitute or property manager that is acceptable to TRT LLC in its sole discretion, it being understood and agreed, however, that the Managing Partner shall have the right to cause Dividend Capital Total Advisors LLC and Fee Owner to cause the Asset Manager and the Property Manager, respectively, to carry out such acts on behalf of Fee Owner which do not, at the time such act is to be performed, require the consent or approval of TRT LLC pursuant to this Agreement or such acts for which the Managing Partner has received such consent or approval and are in accordance with the Business Plan and Approved Budget then in effect. TRT LLC may at any time cause the Partnership to engage an independent consultant to oversee the performance by the Asset Manager and/or, in the event that the Property Manager is DCT LLC or an Affiliate of DCT LLC, Property Manager of their obligations under the Asset Management Agreement and Property Management Agreement, respectively, and to coordinate and interface with such parties and contractors, professionals and vendors engaged by Asset Manager and/or Property Manager, respectively. The cost of any such consultant shall be a TRT LLC expense.

ARTICLE 7

PARTNERS’ MEETINGS, RIGHTS, OBLIGATIONS AND LIABILITIES

7.1 Limitation of Liability. The Partners will not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership except as otherwise provided in the Act. The Partners will not be obligated to make any Capital Contributions other than as provided in this Agreement.

7.2 No Participation in Management. The Partners, in their capacity as such, may not transact any business for the Partnership, and will have no power to execute agreements on behalf of or otherwise bind or commit the Partnership, but they may exercise the rights and powers granted to them in this Agreement, including without limitation, the right to give consents and approvals to the extent provided in this Agreement. The exercise of any such rights and powers will be deemed to relate to the basic structure of the Partnership and not the exercise of control over the Business of the Partnership.

7.3 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Partner will have the right: (a) to demand a withdrawal, reduction, or return of its Capital Contributions, or to receive interest thereon, (b) to demand property other than cash in return of its Capital Contributions or to bring an action for partition against the Partnership or (c) to receive any priority over any other Partner with respect to the return of its Capital Contributions.

ARTICLE 8

RESTRICTIONS ON TRANSFER OR CONVERSION OF PARTNERSHIP INTERESTS

8.1 Transfer or Assignment of Partner’s Interest.

8.1.1 In General. The Interest of each Partner is personal property, and may be transferred or assigned only as provided in this Agreement and, so long as the Senior Loan remains outstanding, the Senior Loan Documents. Except as otherwise provided in this Article 8, no transfer, hypothecation, pledge, encumbrance or assignment of a Partner’s Interest, or any part thereof or any right to receive distributions thereof, direct or indirect, at any level or tier of ownership, in the Partnership (a “Transfer”) will be valid without a Vote of the Partners. No transferee which has obtained an Interest without a Vote of the Partners as required by this

Section 8.1 or as provided in Sections 8.1.2, or which has failed to comply with Section 8.4, shall have any right to become a Partner of the Partnership and shall not be an assignee, and such Transfer without the Vote of the Partners shall be null and void and of no effect.

8.1.2 Certain Transfers Permitted. Notwithstanding Section 8.1.1 and subject in all events to compliance with Sections 8.2, 8.3, 8.4, 8.7, and 8.8, a Partner may Transfer all of its Interest as or allow the Transfer of ownership interests in such Partner, as follows, subject in each case to the provisions of the Senior Loan Documents that are applicable from time to time:

(a) the Interest of TRT LLC may be sold, assigned or transferred in its entirety, directly or indirectly, (i) to Dividend Capital Total Realty Trust, (ii) to any Entity which may result from a reorganization, merger, consolidation or business combination by or with Dividend Capital Total Realty Trust or Dividend Capital Total Realty Operating Partnership LP (“DCTROP”), regardless of whether Dividend Capital Total Realty Trust or DCTROP is the surviving Entity, or to any Entity to which Dividend Capital Total Realty Trust or DCTROP is selling all or substantially all of its assets or (iii) to any Subsidiary of any permitted transferee under clause (i) or (ii) above;

(b) the Interest of DCT LLC may be sold, assigned or transferred in its entirety, directly or indirectly, (i) to DCT, (ii) to any Entity which may result from a reorganization, merger, consolidation or business combination by or with DCT or Dividend Capital Operating Partnership, L.P (“DCOP”), regardless of whether DCOP or DCT is the surviving Entity, or to any Entity to which DCOP or DCT and its Affiliates are selling all or substantially all of their assets (iii) to any Subsidiary of any permitted transferee under clause (i) or (ii) above;

(c) shares of DCT or Dividend Capital Total Realty Trust may be issued or sold to any investor and may be transferred and assigned, directly or indirectly, from one investor to another investor; and

(d) limited partnership interests in DCOP or DCTROP may be issued or sold to any investor and may be transferred and assigned, directly or indirectly, from one investor to another investor so long as DCOP or DCTROP continues to be controlled by DCT or Dividend Capital Total Realty Trust;

In addition, DCT LLC agrees to reasonably consider and grant approval to any TRT LLC request to effect a Transfer of TRT LLC’s Interest to one or more funds primarily for accredited investors sponsored by Dividend Capital Total Realty Trust or an Entity controlled by Dividend Capital Total Realty Trust or by senior management of Dividend Capital Total Realty Trust or principals or senior management of its advisor.

8.2 Subtransfers in DCT LLC. The identity of the DCT Principals is of material importance to TRT LLC. Therefore, without the prior consent of TRT LLC in its sole discretion and subject to the applicable terms and conditions of the Senior Loan Documents for so long as the Senior Loan remains outstanding, DCT LLC, to the fullest extent permitted by law, shall not permit a Change of Control to occur.

8.3 TRT LLC Transfers. Notwithstanding any other provision of this Agreement, TRT LLC shall not transfer any direct or indirect or beneficial interest in the Partnership to any Entity or controlled Affiliate of any Entity that is a real estate investment trust primarily engaged in owning and operating industrial warehouse/distribution assets and is one of the top five measured by equity market capitalization of such companies whose shares are listed on a recognized exchange.

8.4 Admission of New Partners. Notwithstanding anything to the contrary set forth in this Article 8, no Transfer shall be permitted or effective for any purpose unless all required consents, if any, of the Senior Lender shall have been obtained in writing. In addition, no such Transfer shall be binding on the Partnership unless (a) the transferee shall execute and acknowledge an instrument, in form and substance reasonably satisfactory to the remaining Partners, whereby it agrees to assume and be bound by all of the covenants, terms and conditions of this Agreement, as the same may have been amended, from and after the effective date of such Transfer, (b) a duplicate original of such instrument duly executed and acknowledged by the parties thereto is delivered to the Partnership, (c) the transferee shall pay all reasonable expenses in connection with its admission as a Partner (including, without limitation, all transfer taxes payable in connection therewith), and the transferee delivers to the Partnership and the other Partner at least five (5) days advance written notice of any such transfer and the identity of the transferee together with such assurances as the other Partner may reasonably request to ensure that such transfer is in compliance with (i) the Securities Act, and any regulations promulgated thereunder, (ii) all applicable State Acts and any regulations relating thereto and (iii) this Article 8. Except as otherwise provided in this Article 8, no Person shall be admitted into the Partnership as a new Partner.

8.5 Partnership Loans. In the event of any Transfer of an Interest, if the transferor shall have made any Partnership Loan(s), the transferor shall transfer to the transferee of such Interest a proportional share of its interest in such Partner Loan(s).

8.6 Void Transfers. Any Transfer made in violation of this Article 8 shall be of no force or effect and shall not bind or be recognized by the Partnership, and the transferring Partner shall continue to be treated as a partner for all purposes, and remain obligated under each and every provision, of this Agreement.

8.7 Transfers Resulting in Tax Termination; Corporation Status; Registered Offerings. Notwithstanding anything to the contrary in this Agreement, no transfer by a Partner of its Interest (or any economic or other interest, right or attribute therein) may be made to any Entity if, in the opinion of legal counsel for the Partnership, (i) it would result in a termination of the Partnership for U.S. federal tax purposes, (ii) it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and the Regulations thereunder. Notwithstanding anything to the contrary in this Agreement, no interests in the Partnership shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Securities Act, and to the extent such interests were not required to be registered under the Securities Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such issuances would not have been required to be registered under the Securities Act if the interests so offered or sold had been offered and sold within the United States.

8.8. Prohibited Person. Each of the Partners hereby covenants and agrees that such Partner will not at any time sell, assign, transfer, convey, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of such Partner’s Interest in the Partnership to, or register, or permit the registration of, the transfer of any direct or indirect ownership or beneficial interests in such Partner (excluding indirect ownership or beneficial interests that constitute publicly-listed or traded shares or interests) to a Prohibited Person.

ARTICLE 9

PROPERTY ACQUISITIONS

9.1 Approval of Property Acquisitions.

9.1.1 The procedure for approval of acquisitions of assets (each a “Proposed Asset”) which meet the Investment Criteria set forth in Exhibit F attached hereto (each, a “Property Acquisition”) and membership or partnership interests in the entity that owns the applicable Proposed Asset (each an “Interests Acquisition,” and together with Property Acquisition, each an “Acquisition”) shall be as set forth in this Article 9.1.

For Acquisitions that will close directly into the Partnership, the following process will be put in place:

(a)	Managing Partner will apprise TRT LLC of potential properties for the Partnership that are coming on the market. Basic marketing information including but not limited to location maps, site plan, description of improvements, and rent roll will be provided to TRT LLC. In addition, a range of potential pricing will be provided. TRT LLC shall have five (5) business days to review the offering and provide preliminary approval of the proposed Acquisition. If the potential Acquisition opportunity is approved, Managing Partner shall further pursue the Acquisition opportunity but have no obligation to acquire the asset.

(b)	If Managing Partner is able to reach agreement to purchase an approved asset as described above then the Partnership (or if TRT LLC determines that the Proposed Asset should be acquired as a DCX Asset, then TRT LLC) will acquire the asset subject to due diligence findings and any formal approval process required by TRT LLC.

9.1.2 In furtherance of each proposed Acquisition, the Managing Partner shall deliver to TRT LLC for its review and approval copies of the following documents:

(a) the proposed contract of sale and purchase for such Proposed Asset or offer for such Partnership Interests, as the case may be, together with the proposed purchase price for the acquisition which shall be calculated as follows (x) if the Proposed Asset has been owned by DCT LLC or an Affiliate for four (4) months or less from the date the Proposed Asset is identified as such, the purchase price shall equal DCT LLC’s or an Affiliate’s total gross cost basis, further described in Exhibit I (the “Cost Basis”) of DCT LLC or its Affiliate and (y) if the Proposed Asset has been owned by DCT LLC or an Affiliate for more than four (4) months from the date the Proposed Asset is identified as such or Managing Partner or TRT LLC certify that, as the case may be, there has been significant leasing, development, or repositioning of the Proposed Asset (or alternatively, significant vacancy, casualty loss or credit deterioration of the Proposed Asset) the purchase price shall equal the FMV of the Proposed Asset as determined by an Appraiser retained by Managing Partner and the Partnership shall pay for all incremental third party costs including legal, due diligence and debt financing expenses (provided, however that if the FMV is less than the Cost Basis, DCT LLC shall have no further obligation to sell the Proposed Asset to the Partnership or its designated Fee Owner);

(b) a capital improvement budget for all proposed buildings on the Proposed Asset to be acquired or which is the subject of the Interests Acquisition, as the case may be;

(c) an operating budget for the applicable Proposed Asset, setting forth the projected revenues and expenses for the operation of the Proposed Asset, all in such reasonable detail as TRT LLC may request;

(d) a current rent roll for the applicable Proposed Asset;

(e) An eleven year financial projection and proposed operating budget for the applicable Proposed Asset setting forth the projected revenues and expenses of the applicable Proposed Asset and the other assumptions and factors upon which such financial projections are based;

(f) An environmental report detailing the environmental condition at the applicable Proposed Asset prepared by an environmental consultant selected by the Managing Partner and approved by TRT LLC, the attached Exhibit J lists pre-approved third party environmental consultants;

(g) An engineering report detailing the conditions of any existing structures and a list of all permits and licenses required to acquire or operate the applicable Proposed Asset prepared by a licensed engineer/architect selected by the Managing Partner and approved by TRT LLC the attached Exhibit J lists pre-approved third party consultants; and

(j) To the extent requested by TRT LLC, all other agreements, reports, documents, reviews and reports, including, without limitations, title reports or commitments, surveys, easements, zoning letters and materials, site maps and aerial photographs, engineering reports, seismic reports and tax bills with respect to such Proposed Asset that are in the possession of, or reasonably available to, the Managing Partner or any Affiliate of the Managing Partner.

9.1.3 TRT LLC will seek to approve or disapprove each proposed Acquisition pursuant to this Section 9.1 within five (5) Business Days of receipt of all of the items required by Section 9.1.2. An Acquisition shall not be deemed approved or disapproved, for the purposes of this Section 9.1, without affirmative action of TRT LLC. TRT LLC shall have no obligation to review any proposed Acquisition and no Capital Contribution may be called or requested at any time after December 31, 2006, unless agreed to by the parties.

9.1.4 In connection with any purchase of a Proposed Asset from DCT LLC or a Subsidiary of DCT the Property Related Representations shall be true, correct and complete with respect to each such Proposed Asset acquired by a Fee Owner at the time of the acquisition of the Proposed Asset.

9.2 Acquisition of DCX Assets. The Partners acknowledge and agree that TRT LLC may, at its option and upon five (5) days’ written notice to DCT LLC, designate any Seed Assets, or any other asset that is the subject of an Acquisition to be a DCX Asset or a non-DCX Asset, provided, however, that if a Seed Asset is designated by TRT LLC to be a DCX Asset, the contribution value for such asset shall be increased by the amount required to make the contribution of such Seed Asset (or any group of Seed Assets contributed in a single transaction, taken as a whole, provided that in no event shall the allocation with respect to any individual property be less than its net GAAP book basis) economically neutral to DCT LLC or its applicable Affiliate on an after taxes basis. In the event that TRT LLC has a DCX Call Right and chooses to exercise said DCX Call Right (which DCT LLC acknowledges TRT LLC may choose to exercise in its sole and absolute discretion), at any time upon five (5) days’ written notice to DCT LLC, TRT LLC shall transfer any DCX Asset, which is the subject of an exercised DCX Call Right, to the Partnership subject to first obtaining the consent of DCT LLC (which DCT shall provide or notify TRT LLC that it shall not provide after five (5) business days notice to DCT LLC and in any event prior to the time that that TRT LLC must exercise a DCX Call Right) and provide to DCT LLC TRT LLC’s UPREIT recommendation, with each such transfer to be made to a Special Purpose Entity wholly owned by the Partnership. Each such DCX Asset shall be acquired by such Special Purpose Entity for a purchase price equal to the purchase price paid by TRT LLC or any Affiliate thereof pursuant to the DCX Call Right. If DCT LLC rejects a DCX Asset, then TRT LLC or its Affiliate may retain such asset and such asset shall not be an asset of the Partnership or otherwise subject to this Agreement.

ARTICLE 10

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

10.1 Fiscal Year; Maintenance of Books and Records. The fiscal year of the Partnership shall be the calendar year. The Managing Partner shall cause the Partnership to keep, at the principal office of the Partnership, accurate, full and complete books, records and accounts in accordance with GAAP, determined on an accrual basis. Such books and records shall show the assets, liabilities, costs, expenditures, receipts, profits and losses of the Partnership, and shall include provision for separate Capital Accounts for each Partner.

10.2 Financial Reports.

10.2.1 For each calendar month, the Managing Partner shall deliver to TRT LLC a copy of the reports listed on Exhibit G between the 10th and 20th day of the following month.

10.2.2 The Managing Partner shall provide, or cause to be provided, to each Partner copies of and shall grant each Partner access to, such factual information (the “Disclosure Information”) as may be reasonably requested by any Partner and is in the Managing Partner’s or its Affiliates’ possession or control to enable any Partner or its Affiliates to make the necessary filings as and when such filings with the Securities and Exchange Commission are required and to otherwise permit any Partner to comply with laws applicable to public companies, generally. The Managing Partner shall allow, or cause its Affiliates to allow, any Partner’s auditor to conduct such audits of the Partnership and the Properties and shall cooperate (at no cost to the Managing Partner, its Affiliates or the Partnership) with such Partner’s auditor in the conduct of such audit. Neither the Managing Partner, the Property Manager, nor any of their respective Affiliates shall have any obligation to assume any liability as a result of such cooperation. TRT LLC acknowledges and agrees that all Disclosure Information delivered by the Managing Partner, the Property Manager or their respective Affiliates to TRT LLC or its auditor are as a convenience only and that any reliance on or use of such Disclosure Information shall be at the sole risk of TRT LLC. TRT LLC acknowledges and agrees that none of DCT LLC, the Property Manager, any Affiliate of DCT LLC nor the person or entity which prepared such Disclosure Information delivered to TRT LLC or its auditor shall have any liability to TRT LLC for any inaccuracy in or omission from any Disclosure Information. The Managing Partner (or the Property Manager, as applicable) shall be reimbursed, at cost, by the Partnership for any time spent on preparing and delivering such Disclosure Information to the extent the same has not otherwise been furnished by the applicable seller or is not part of DCT LLC’s standard financial reporting package as more specifically described in Exhibit G to this Agreement and the Property Management Agreement and has been requested by TRT LLC or its auditors. All costs and expenses applicable to the matters described in this clause (b) shall be borne by the requesting Partner and shall not be expense of the Partnership.

10.2.3 The Managing Partner shall timely deliver or make available such information as shall be reasonably required by TRT LLC and/or its accountants in order to prepare 1099 forms and the other reports described in Exhibit G and this Section 10.2.3 within ninety (90) days after the close of each fiscal year of the Partnership. The Managing Partner shall furnish to each of the Partners a profit and loss statement and balance sheet of the

Partnership dated as of the end of the fiscal year of the Partnership. In addition, on or about ninety (90) days after the end of each fiscal year of the Partnership, the Managing Partner shall prepare and deliver to each Partner a report setting forth in sufficient detail all such information respecting the Partnership reasonably required for each Partner to prepare any tax return that it is required to file in accordance with the laws, rules and regulations then prevailing. The Managing Partner shall also prepare (or cause to be prepared) federal, state, and local tax returns required of the Partnership and, once approved by the Tax Matters Partner, shall file the same.

10.2.4 Failure of the Managing Partner to timely provide the reports, information or access required under this Section 10.2 will be a breach of this Agreement and the other Partner shall be entitled to injunctive relief as its sole remedy for such breach (it being acknowledged and agreed by the parties that neither monetary damages nor removal shall be an adequate remedy for failure of the Managing Partner to timely provide any such reports, information or access and TRT LLC hereby waives any right to such monetary relief).

10.3 Inspection and Audit Rights. Each Partner may, at its own expense, review and/or audit the books, records and reports of the Partnership, and in furtherance thereof, may inspect and copy during normal business hours any of the Partnership books and records required to be maintained in accordance with this Agreement. Such right may be exercised through any agent, representative or employee of a Partner or by an independent certified public accountant designated by such Partner. The Managing Partner shall cooperate with TRT LLC or its auditor in the conduct of any such audit at no cost to the Managing Member or the Partnership.

10.4 Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institutions as the Managing Partner (or TRT LLC if a DCT Event of Default has occurred) shall determine, provided such institutions have a net worth in excess of Five Hundred Million Dollars ($500,000,000).

10.5 Tax Matters Handled by TRT LLC. TRT LLC shall be designated as “tax matters partner” as defined in Code Section 6231 (the “TMP”), to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as TMP, TRT LLC shall oversee the Partnership tax affairs in the overall best interests of the Partnership and shall comply with the requirements of Sections 6221 through 6232 of the Code and regulations promulgated thereunder, and the Partners further agree as follows:

(a) The TMP shall have a continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to all Partners as provided in Section 6223 of the Code.

(b) The TMP shall keep the Partners informed of all administrative and/or judicial proceedings for the adjustment of partnership items (as defined in Section 6231(a)(3) of the Code and regulations promulgated thereunder). Without limiting the generality of the foregoing sentence, within fifteen (15) days of receiving any written or oral notice of the time and place of a meeting or other proceeding from the Internal Revenue Service regarding the Partnership (and in any event, within a reasonable time prior to such meeting or proceeding), the TMP shall furnish a copy of such written communication or notice or inform the Partners in writing of the substance of any such oral communication.

(c) The TMP may extend the statute of limitations or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any Fiscal Year subject to the prior consent of TRT LLC.

10.6 Federal Income Tax Elections. DCT LLC, on behalf of the Partnership, may make all elections for federal income tax purposes subject to the prior consent of the Partners, including, without limitation, the following:

10.6.1 Use of Accelerated Depreciation Methods. To the extent permitted by applicable law and regulations, the Partnership may elect to use an accelerated depreciation method on any depreciable portion of Partnership Property.

10.6.2 Adjustment of Basis of Assets. In case of a transfer of all or part of the Interest of any Partner, the Partnership may elect, pursuant to Code Sections 734, 743 and 754 to adjust the basis of the assets of the Partnership.

10.6.3 Accounting Method. For financial reporting purposes, the books and records of the Partnership shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the Partnership and be appropriate and adequate for the purposes of the Partnership.

10.7 Obligations of Partners to Report Allocations. The Partners are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to report their shares of the Partnership income and loss for income tax purposes in accordance with the tax return information provided by Managing Partner pursuant to Section 10.2.

10.8 Additional Reporting Requirements. DCT LLC agrees to provide all reporting required pursuant to and in accordance with the timeframes as shown on Exhibit G attached hereto.

ARTICLE 11

TERMINATION AND DISSOLUTION

11.1 Dissolution.

(a) The Partnership shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining partner of the Partnership or the occurrence of any other event which terminates the continued membership of the last remaining member of the Partnership in the Partnership unless the Partnership is continued without dissolution in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under Section 15-117 of the Act, (iii) the Period of Duration of the Partnership expires, (iv) the unanimous written agreement of all the Partners to dissolve the Partnership or (v) the repayment of the Senior Loan and the sale, exchange or other transfer of all or substantially all Partnership Property. Upon the occurrence of any event that causes the last remaining partner of the Partnership to cease to be a member of the Partnership, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such partner in the Partnership, agree in writing (y) to continue the Partnership and (z) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Partner shall not cause such Partner to cease to be a partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each Partner waives any right it might have to agree in writing to dissolve the Partnership upon the Bankruptcy of the Partner, or the occurrence of an event that causes the Partner to cease to be a partner of the Partnership.

(d) The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed in the manner provided in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

11.2 Distribution of Liquidation Proceeds. The Partners shall continue to allocate Net Profits and Net Losses and distribute Available Cash during the winding-up period in the same manner and the same priorities as provided for in Articles 4 and 5 hereof. The proceeds from the liquidation of Partnership Property shall be applied in the following order:

11.2.1 to the payment of creditors, in the order of priority as provided by law, except to Partners on account of any Partnership Loan, and to the establishment of such reserves that Managing Partner may reasonably deem necessary, appropriate or desirable for any contingent, conditional, or unmatured liabilities, debts or obligations of the Partnership arising out of or in connection with the Partnership operations; and

11.2.2 to the Partners in accordance with Section 5.2.

Where the distribution pursuant to this Section 11.2 consists both of cash (or cash equivalents) and non-cash assets, the cash (or cash equivalents) shall first be distributed, in a descending order, to fully satisfy each category starting with the most preferred category above. In the case of non-cash assets, the distribution values are to be based on the fair market value thereof as determined in good faith by the liquidator, and the shortest maturity portion of such non-cash assets (e.g., notes or other indebtedness) shall, to the extent such non-cash assets are readily divisible, be distributed, in a descending order, to fully satisfy each category above, starting with the most preferred category.

ARTICLE 12

INDEMNIFICATION OF THE PARTNERS, MANAGER AND THEIR AFFILIATES

12.1 Indemnification of The Partners. The Partnership shall indemnify and hold harmless the Partners and their respective partners and/or their respective officers, directors, employees, agents, Affiliates (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the Business of the Partnership (excluding liabilities to any Partner), regardless of whether the Indemnitee continues to be a Partner, or an officer, director, employee, agent or Affiliate of the Partner at the time any such liability or expense is paid or incurred, if the Indemnitee’s conduct did not constitute fraud, willful misconduct or gross negligence and if the Indemnitee acted in a manner it believed to be commercially reasonable and in good faith and in the best interests of the Partnership.

12.2 Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 12.1 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 12.1.

12.3 Indemnification Rights Non-Exclusive. The indemnification provided by Section 12.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, as a matter of law or equity or otherwise, both as to action in the Indemnitee’s capacity as a Partner, as an Affiliate or as an officer, director, employee, agent or Principal of a Partner and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrator of the Indemnitee.

12.4 Errors and Omissions Insurance. If TRT LLC shall so elect, the Partnership may purchase and maintain insurance, at the Partnership’s expense, on behalf of the Partners and such other Persons as the Partners shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Partnership and/or the Partners’ acts or omissions as the Partners of the Partnership regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of the Agreement.

12.5 Assets of the Partnership. Any indemnification under Section 12.1 shall be satisfied solely out of the assets of the Partnership. No Partner shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

12.6 Subordination of Indemnification. Notwithstanding anything to the contrary contained in this Article 12, the Partnership’s obligation to indemnify the Partners shall, for so long as there remains outstanding any indebtedness under any Senior Loan, be fully subordinated to such Senior Loan and shall not constitute a claim against the Partnership in the event that Available Cash or Net Liquidation Proceeds is insufficient to pay such obligation.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

13.2 Survival of Rights. This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Partners and the Partnership and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

13.3 Severability. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

13.4 Notification or Notices. In order to be effective, all notifications or notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (“Notices”) must be in writing and sent by facsimile and (a) delivered by nationally recognized overnight delivery service with recipient’s signature required, (b) placed in the United States mail, certified with return receipt requested, properly addressed and with the full postage prepaid or (c) personally delivered with recipient’s signature required. Notices shall be deemed received and effective on the date and time of transmission, provided that (i) such facsimile transmission is sent during normal business hours in Denver, Colorado, (ii) the sender receives a mechanical confirmation of such transmission and (iii) such Notice is also sent by one of the other means described above. Notices must be addressed to Managing Partner at the address set forth in Section 3.1.1 and to the Partners at the addresses set forth in Section 3.1, unless the same shall have been changed by Notice in accordance herewith.

13.5 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Partners.

13.6 Section Headings. The captions of the Certificate of Formation or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting the Agreement.

13.7 Governing Law. This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Delaware.

13.8 Additional Documents. Each Partner, upon the request of another Partner, agrees to perform all further acts and execute, acknowledge and deliver all documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including, without limitation, acknowledging before a notary public any signature heretofore or hereafter made by a Partner.

13.9 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

13.10 Time of the Essence. Except as otherwise provided herein, time is of the essence in connection with each and every provision of this Agreement.

13.11 Further Actions. Each of the Partners agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of the Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

13.12 WAIVER OF RIGHT TO JURY. WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, EACH PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTNERS AND EACH PARTNER ACKNOWLEDGES THAT NONE OF THE OTHER PARTNERS NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE PARTNERS FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

13.13 Time of Essence. Time is of the essence in this Agreement

13.14 Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

13.15 Partition. The Partners agree that the Partnership Property that the Partnership may own or have an interest in is not suitable for partition. Each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Partnership Property in which the Partnership may at any time have an interest.

13.16 Entire Agreement. This Agreement and the Certificate of Formation constitute the entire agreement of the Partners with respect to, and supersedes all prior written and oral agreements, understandings and negotiations with respect to the subject matter hereof.

13.17 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.18 Attorneys’ Fees. In the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorney fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of the Agreement into any judgment.

13.19 Authorized Representatives. Wherever in this Agreement the consent or approval of a Partner is required with respect to all matters pertaining to the Partnership, (a) the written statements and representations of an Authorized Representative of a Partner that is not a natural Person shall be the only authorized statements and representations of such Partner with respect to the matters covered by this Agreement and (b) the written statement or representation of any one Authorized Representative of such Partner shall be sufficient to bind such partner with respect to all matters pertaining to the Partnership. Wherever used in this Agreement, the terms “approved by” or “approval of” or “consented to” or “consent of” or “satisfactory to”, or words of similar import, with respect to a Partner that is not a natural Person, means a decision or action which has been consented to in writing by the Authorized Representative of such Partner, and with respect to a Partner who is an individual, means a decision or action which has been consented to in writing by such individual.

13.20 Intentionally Deleted.

13.21 ARBITRATION REGARDING DCT EVENTS OF DEFAULT. ANY PARTNER MAY REQUIRE THE ARBITRATION OF ANY DISPUTE BETWEEN THE PARTNERS ARISING HEREUNDER WITH RESPECT TO THE EXISTENCE OF A DCT EVENT OF DEFAULT. ANY PARTNER MAY INITIATE AND REQUIRE ARBITRATION BY GIVING NOTICE TO THE OTHER PARTY(S) SPECIFYING THE MATTER TO BE ARBITRATED. EXCEPT AS PROVIDED TO THE CONTRARY IN THESE PROVISIONS ON ARBITRATION, THE ARBITRATION SHALL BE HELD IN DENVER, COLORADO IN CONFORMITY WITH AND SUBJECT TO APPLICABLE RULES AND PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (OR ANY SUCCESSOR THERETO). IF THE AMERICAN ARBITRATION ASSOCIATION IS NOT THEN IN EXISTENCE AND THERE IS NO SUCCESSOR, OR IF FOR ANY REASON THE AMERICAN ARBITRATION ASSOCIATION FAILS OR REFUSES TO ACT, THE ARBITRATION SHALL BE IN CONFORMITY WITH AND SUBJECT TO THE PROVISIONS OF APPLICABLE COLORADO STATUTES (IF ANY) RELATING TO ARBITRATION AT THE TIME OF THE NOTICE. THE

ARBITRATORS SHALL BE BOUND BY THIS AGREEMENT AND ALL RELATED AGREEMENTS. THE PARTNER OR PARTNERS PREVAILING IN SUCH ARBITRATION SHALL BE ENTITLED TO RECOVER THEIR REASONABLE COSTS AND EXPENSES INCURRED IN SUCH ARBITRATION FROM THE PARTNER OR PARTNERS WHICH ARE NOT PREVAILING PARTIES IN SUCH ARBITRATION, AND THE PARTNER OR PARTNERS WHICH ARE NOT PREVAILING PARTIES IN SUCH ARBITRATION SHALL PAY THE COSTS OF ARBITRATION, INCLUDING ARBITRATOR’S FEES, AS AWARDED BY THE ARBITRATOR(S). THE NUMBER AND SELECTION OF ARBITRATOR(S) SHALL BE IN ACCORDANCE WITH THE RULES PRESCRIBED ABOVE, EXCEPT THAT (I) EACH ARBITRATOR SELECTED SHALL BE NEUTRAL AND FAMILIAR WITH THE PRINCIPAL SUBJECT MATTER OF THE ISSUES TO BE ARBITRATED, SUCH AS, BY WAY OF EXAMPLE, REAL ESTATE DEVELOPMENT, OR REAL ESTATE MANAGEMENT, OR SUCH OTHER SUBJECT MATTER AS MAY BE AT ISSUE, (II) THE TESTIMONY OF WITNESSES SHALL BE GIVEN UNDER OATH, AND (III) DEPOSITIONS AND OTHER DISCOVERY MAY BE ORDERED BY THE ARBITRATOR(S). ANY ARBITRATION AWARD MADE PURSUANT TO THE PROVISIONS SET FORTH HEREIN SHALL BE FINAL AND BINDING IN ALL RESPECTS (ABSENT FRAUD) AND SHALL BE ENFORCEABLE AGAINST ALL PARTNERS IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF COLORADO, EXCEPT THAT ANY ARBITRATION AWARD IN CONNECTION WITH A DETERMINATION OF THE EXISTENCE OR NON-EXISTENCE OF A DCT EVENT OF DEFAULT SHALL BE APPEALABLE BY ANY PARTNER AND SUCH DETERMINATION SHALL NOT BE FINAL AND BINDING UNTIL SUCH ISSUE HAS BEEN DETERMINED PURSUANT TO A FINAL NONAPPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION.

13.22 Confidentiality. Each Partner agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Property or Business of the Partnership (collectively, “Confidential Information”), provided that such disclosure may be made (a) to any Person who is a partner, officer, director or employee of such Partner or an Affiliate thereof or counsel to or accountants such Partner solely for their use and on a need-to-know basis, provided that such Persons are notified of such Partner’s confidentiality obligations hereunder, (b) with the prior consent of the other Partner(s), (c) subject to the following sentence, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (d) to any Senior Lender, (e) to credit agencies and analysts for the purpose of their ongoing evaluation of the Partnership’s activities; (f) to any potential or prospective investor, lender or transferee of such Partner, provided such investment or transfer is permitted under Article 8 or (g) if required under applicable law or the rules of any securities exchange on which securities of a Partner or its parent are listed or in order to comply with public reporting requirements of any of them. In the event that a Partner shall receive a request to disclose any Confidential Information under a subpoena or order, such Partner shall (i) promptly notify the other Partner thereof, (ii) consult with the other Partner on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with the other Partner in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

13.23 “Effectiveness”. Pursuant to Section 15-105 of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Secretary of State on August 31, 2006.

13.24 1031 Exchange. The Partners acknowledge and agree that if any Partner, in connection with the sale of any Property by the Partnership or any Special Purpose Entity, wishes for the Partnership to convey such Property as part of an IRC Section 1031 Tax Deferred Exchange, the Partners shall cooperate in good faith to structure the conveyance in a manner that will permit such Property to be conveyed by the Partnership as part of IRC Section 1031 Tax Deferred Exchange.

13.25 Tax Cooperation. DCT LLC agrees to cooperate and to cause the Partnership to use its reasonable efforts, to the extent reasonably practicable, to maximize the tax efficiency and protect the tax deferral of the sellers of any DCX Asset acquired by TRT LLC or its Affiliate(s)pursuant to any DCX Call Right.

ARTICLE 14

REIT COMPLIANCE

14.1 REIT Compliance. The Managing Partner acknowledges that it has been advised that Dividend Capital Total Realty Trust, the indirect owner of TRT LLC, and DCT, the general partner of DCOP, the owner of DCT LLC, are REITs.

14.2 REIT Limitations. During the term of the Partnership, the following limitations shall apply:

14.2.1 The assets of the Partnership will consist only of direct ownership interests in (1) cash or cash items within the meaning of Code Section 856(c)(4)(A), (2) real estate assets within the meaning of Code Section 856(c)(5)(B); and (3) the Project. At least ninety-five percent (95%) of the fair market value of the Property will at all times consist of real estate assets within the meaning of Code Section 856(c)(5)(B). Specifically, but without limitation, the Partnership will not during its term:

(i) acquire, form, own or hold any stock of or other ownership interest in a corporation (or other entity treated for federal income tax purposes as an association taxable as a corporation) or any ownership interest in a partnership, limited liability company, trust or other entity other than an entity that is disregarded as an entity separate from its owner for federal income tax purposes through which the Partnership holds the Property;

(ii) merge with or into (or otherwise transfer all or a portion of its interests to) a partnership, corporation, trust or other entity;

(iii) acquire, own or hold any convertible debt instrument;

(iv) acquire, own or hold any security, warrant, option, subscription agreement, or contract for the acquisition of a security within the meaning of the Investment Company Act of 1940, as amended, or Code Section 856(c)(4), including without limitation, any security described in Code Section 856(c)(4)(B)(iii)(II) or Code Section 856(c)(4)(B)(iii)(III);

(v) acquire, own, sell, hold or create any asset or other property that is stock in trade or other property of a kind which would properly be included in inventory of the Partnership if on hand at the close of the taxable year or property held by the Partnership primarily for sale to customers in the ordinary course of its trade or business, within the meaning of Code Section 1221(a)(1), including interests in residential development property;

(vi) acquire, own or operate a motel, hotel or healthcare facility;

(vii) conduct any business other than the business of owning and operating the Property (directly or indirectly) or as otherwise permitted under Section 2.6; or

(viii) accept any capital contribution after the date hereof other than a cash contribution.

14.2.2 Holding Requirement. Except as expressly provided in this Agreement, the Partnership will not sell or otherwise dispose of the Property or any real estate asset, as defined in Code Section 856(c)(5)(B).

14.2.3 Foreclosure Property. The Partnership will not acquire any real property by foreclosure, deed in lieu of foreclosure, or otherwise as a result of a default with respect to a lease of property or a default on indebtedness that such property secures.

14.2.4 Income Requirements. The Partnership’s business shall be conducted in such a manner that at least ninety-five percent (95%) of the gross income of the Partnership for each taxable year during its term of existence will consist of the following items, in each case as determined for purposes of Code Section 856(c)(2): (a) rents that qualify as rents from real property under Code Section 856(d), (b) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) which is not property described in Code Section 1221(a)(1), (c) interest, other than interest the determination of which depends in whole or in part on the income or profits of any person, (d) dividends, (e) abatements and refunds of taxes on real property, (f) income and gain derived from foreclosure property as defined in Code Section 856(e) and (g) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code Section 857(b)(6). In addition, at least seventy-five percent (75%) of the gross income of the Partnership for each taxable year during its term of existence will consist of the following items, in each case as determined for purposes of Code Section 856(c)(3): (i) the items described in clauses (a), (e), (f) and (g) (ii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Code Section 1221(a)(1), and (iii) interest on obligations secured by mortgages on real property or on interests in real property other than interest the determination of which depends in whole or in part on the income or profits of any person.

14.2.5 Services. The Partnership shall not receive or accrue any amount that constitutes “impermissible tenant services income” (as such term is defined in and for purposes of, Code Section 856(d)(7)(A)) in respect of any real or personal property of the Partnership that exceeds one percent (1%) of all amounts received or accrued during a taxable year with respect to any such property.

14.2.6 Leases.

(i) At least annually and more frequently as TRT LLC may request, the Managing Partner shall provide TRT LLC with a list of the Partnership’s and each Fee Owner’s current and anticipated tenants and subtenants (and any tenant or subtenant of any direct or indirect subsidiary of the Partnership). The Managing Partner shall not approve, consent to or execute on behalf of the Partnership or the Fee Owner any lease, sublease or other arrangement if TRT LLC notifies Managing Partner that such lease, sublease or other arrangement could cause TRT LLC to receive or accrue amounts that do not qualify as “rents from real property” within the meaning of Code Section 856(d).

(ii) Neither the Partnership nor any Fee Owner shall not enter into any lease with respect to personal property unless (A) such personal property is leased under, or in connection with, a lease of real property and (B) the rent attributable to the personal property for each taxable year does not exceed fourteen percent (14%) of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with such lease, as determined under Code Section 856(d)(1) and the Regulations thereunder.

(iii) Neither the Partnership nor any Fee Owner shall not enter into any lease or consent to any sublease or assignment with respect to any real or personal property if the determination of any amount under the lease, sublease or assignment depends in whole or in part on the income or profits derived by any person from such property; provided, however, that percentage rent based on gross income of the tenant is acceptable.

14.3 Dispute Resolution Regarding REIT Compliance. Any dispute over whether an activity of the Partnership or the Fee Owner is in violation of Section 14.1 shall be determined in the reasonable judgment of TRT LLC. The Managing Partner shall cooperate with any adversely affected Partner in connection with any proposed transaction and, on behalf of the Partnership, shall take all commercially reasonable measures to satisfy a Partner’s concerns and alleviate any adverse consequences to such member resulting therefrom.

ARTICLE 15

EXCLUSIVITY

15.1 Exclusivity of TRT LLC. TRT LLC, and Dividend Capital Total Realty Trust hereby covenant that neither they nor their Subsidiaries will enter into agreements similar to this Agreement or for purposes similar to those contemplated by this Agreement with other industrial property operating partners in a similar capacity during any period from the date hereof through December 31, 2008, subject to the provisions of Section 15.3 and 15.4 and provided that no Change of Control Event or DCT Event of Default has occurred. Further, TRT LLC, and Dividend Capital Total Realty Trust hereby covenant that neither they nor their Subsidiaries shall directly acquire or develop industrial assets during any period in which this Agreement remains in effect. The foregoing notwithstanding, TRT LLC shall have the right, at any time, to pursue mixed portfolio acquisitions that include industrial/warehouse assets or to acquire industrial/warehouse assets that are not consistent with the investment criteria described on Exhibit F hereto (the “Investment Criteria”).

15.2 Exclusivity of DCT LLC. Subject to DCT LLC’s obligation to offer TRT LLC the opportunity to invest in the Seed Assets and Future Assets, DCT LLC at its election, may rotate additional investment opportunities to TRT LLC and up to three (3) other institutional real estate acquisition funds. TRT LLC acknowledges that DCT and its Subsidiaries are engaged in the acquisitions and ownership financing and other participation in industrial/warehouse assets, and that DCT LLC shall act in good faith in providing investment opportunities to TRT LLC for investments meeting the Investment Criteria, but that DCT and its Subsidiaries may also undertake investment opportunities on their own account without offering them to TRT LLC hereunder.

15.3 Term of Exclusivity and Future Joint Ventures. The term of the exclusivity provisions contained in this Article 15 shall be effective until December 31, 2006. In addition, in the event that the Partnership acquires Properties with a value of $150 million during the calendar year 2006, which Properties may include the Seed Assets, TRT LLC and DCT LLC shall enter into a new general partnership on terms acceptable to TRT LLC and DCT LLC; provided, however, if the parties cannot agree on the terms of the new general partnership, such new general partnership shall be substantially in the form of this Agreement except that the term of the exclusivity contained in Section 15.1 shall be extended to December 31, 2007 (such new general partnership shall be referred to herein as the “Second Joint Venture”). Furthermore, in the event that the Second Joint Venture acquires Properties consistent with the Investment Criteria with a value of $175 million (to be measured ratably on a semi-annual basis) during the calendar year 2007 (subject to the reduction of up to 40% of such $175 Million if and to the extent TRT LLC exercises its rights under the last sentence of this Section 15.3), TRT LLC and DCT LLC, or their respective Affiliates, shall enter into a new general partnership with a minimum target size of $200 million on terms acceptable to TRT LLC and DCT LLC, or their respective Affiliates (subject to the reduction of up to 40% of such $200 Million if and to the extent TRT LLC exercises its rights under the last sentence of this Section 15.3); provided, however, if the parties cannot agree on the terms of the new general partnership, such new general partnership shall be substantially in the form of this Agreement except that the term of the exclusivity contained in Section 15.1 shall be extended to December 31, 2008 (such new general partnership shall be referred to herein as the “Third Joint Venture,” together with the Second Joint Venture, the “Subsequent Joint Ventures”). Any reference herein to “Subsequent Joint Venture” shall mean the Second Joint Venture and/or the Third Joint Venture as may be applicable. Notwithstanding anything to the contrary contained in this Section 15.3, the parties intend that the general partnership agreements governing the Subsequent Joint Ventures shall each provide that (i) at the beginning of each fiscal year of the Subsequent Joint Venture the Partners will agree upon the amount of capital that TRT LLC will make available to such Subsequent Joint Venture, and (ii) upon prior written notice, on no greater than a quarterly basis, TRT LLC shall have the right to make downward adjustments in its capital commitment to a Subsequent Joint Venture, which adjustments shall in no event exceed a cumulative maximum of 40% of the initial agreed upon capital commitment of TRT LLC to such Subsequent Joint Venture per fiscal year of such Subsequent Joint Venture. .

15.4 Threshold Trigger. The Partners agree that, subject to the terms of this Agreement, the aggregate anticipated capital commitment from the Partners for the acquisition of Properties for this Partnership is $150 Million (the “First Fund Amount”). The aggregate amount of anticipated capital commitment from the parties that enter into (i) the Second Joint Venture shall be as set forth in the general partnership agreement that shall govern the Second Joint Venture (the “Second Fund Amount”) and (ii) the Third Joint Venture shall be as set forth in the general partnership agreement that shall govern the Third Joint Venture (the “Third Fund Amount”). The term “Applicable Fund Amount” as used in this Agreement shall mean the First Fund Amount, the Second Fund Amount or the Third Fund Amount, as may be applicable. Notwithstanding anything to the contrary contained in Section 15.3, the Initial Exclusivity Period shall be extended until December 31, 2007 (the “Second Exclusivity Period”) if either (i) the Partnership Expends the First Fund Amount on the acquisition of Properties on or before December 31, 2006, or (ii) DCT LLC has offered to the Partnership, on or before December 31, 2006, in accordance with the provisions and timing requirements set forth in Article 9 hereof, Acquisition Properties which satisfy the Investment Criteria and are not rejected at any time during the review process described in Article 9 because it no longer complies with the Investment Criteria and have an aggregate value equal to or greater than 125% of the First Fund Amount; provided, however, that with respect to First Fund Amount only, the Partners have agreed to subtract the value of the Seed Assets ($79,500,000) prior to making the calculation under (ii), so that the amount remaining to be offered on the acquisition of Properties on or before December 31, 2006 for purposes of clause (ii) above, as of the date of this Agreement, is $88,125,000 (($150,000,000 - $79,500,000) x 125%). In addition, the Second Exclusivity Period shall be extended until December 31, 2008 (the “Third Exclusivity Period”) if either (i) the Second Joint Venture Expends the Second Fund Amount on the acquisition of Properties on or before December 31, 2007, or (ii) DCT LLC has offered to the Second Joint Venture, on or before December 31, 2007, in accordance with the provisions and timing requirements set forth in Artcle 9 hereof, Acquisition Properties which satisfy the Investment Criteria and are not rejected at any time during the review process described in Article 9 because it no longer complies with the Investment Criteria (as such term shall be defined in the Second Joint Venture) and have an aggregate value equal to or greater than 125% of the Second Fund Amount. For purposes of this Section 15.4, the term “Expends” shall mean capital placed as well as capital committed to be placed it being agreed that Proposed Assets that the Partnership is obligated to acquire but for which the closing has yet to occur are to be included in making the calculations under this Section 15.4.

ARTICLE 16

BUY/SELL AND MARKETING

16.1 Buy/Sell Offering Notice. Subject to any Buy/Sell Provisions that have been triggered and are then in effect with respect to a prior Buy/Sell Offering Notice, the operation of Sections 16.1 through 16.9 (the “Buy/Sell Provisions”) may be triggered with respect to any or all of the Properties only upon written notice (the “Buy/Sell Offering Notice”) by the applicable Partner given under any of the following circumstances:

16.1.1: with respect to only the affected Property, by either Partner given at any time after an Impasse under this Agreement;

16.1.2: with respect to all the Properties, by DCT LLC or TRT LLC pursuant to Section 5.3.1;

16.1.3: with respect to all the Properties, by the Initiating Party under Section 16.11 if the Responding Party and the Initiating party are unable to reach agreement on the gross sales price of the remaining Properties within the 60-day negotiating period under Section 16.11; provided that if the Initiating Party fails to trigger the Buy/Sell Provisions within 10 days after the 60-day negotiating period, then the Responding Party may trigger the Buy/Sell Provisions within the immediately following 10-day period.

16.2 The Partner duly triggering such right shall be the “Buy/Sell Initiating Partner” and the other Partner shall be the “Buy/Sell Responding Partner” for the purposes of the Buy/Sell Provisions. The Buy/Sell Offering Notice shall set forth a all-cash group sales price for the Properties (“Purchase Price”). No Buy/Sell Offering Notice or responsive notice under the Buy/Sell Provisions under Section 16.2 may be rescinded without the written consent of all of the Partners.

16.2 Responsive Notice. Not later than thirty (30) days following the date of the Buy/Sell Offering Notice (the “Buy/Sell Response Deadline Date”), the Buy/Sell Responding Partner shall deliver to the Initiating Partner a responsive notice, without qualification or condition, electing either:

16.2.1 To require the Partnership to sell to the Buy/Sell Initiating Partner, such Properties as are the subject of the Buy/Sell Offering Notice, at the Purchase Price; or

16.2.2 To purchase from the Partnership, such Properties as are the subject of the Buy/Sell Offering Notice, at the Purchase Price proposed by the Buy/Sell Initiating Partner.

16.2.3 TRT LLC shall have the right, which shall be exercised in the offering/responsive notice, to acquire 100% of DCT LLC’s ownership interests in the Fee Owner rather than the fee simple interest in the Property or remaining Properties which is/are the subject of the Buy/Sell for a sum equal to the same purchase price as would have been paid for the fee simple interest in the Property(ties) multiplied by DCT’s Percentage Interest in such Property(ies). Notwithstanding anything to the contrary contained herein, the Partners acknowledge and agree that with respect to any DCX Asset, DCT LLC may acquire only the fee simple interest in the Properties.

16.2.4 The foregoing provisions are all subject to Section 13.24 of this Agreement.

16.3 Failure to Respond. The failure of the Buy/Sell Responding Partner to give such a responsive notice under Section 16.2 (without qualification or condition) by the Buy/Sell Response Deadline Date shall be deemed notice of an election to sell the Property or Properties, as may be applicable, that are the subject of the Buy/Sell Offering Notice under Section 16.1 above on the Buy/Sell Response Deadline Date. The date that the Buy/Sell Responding Partner gives notice of its election (or is be deemed to have made an election) shall be the “Buy/Sell Election Date.”

16.4 Calculation of Distributions. In calculating the amount that would be distributed pursuant to Section 5.1(a) hereof to the applicable Partner under Section 16.2 above, the Partners shall assume that the sum of $100,000 (or such lesser amount as is then known to be sufficient for such purposes) shall be deemed set aside for liquidation costs and reserves, and there shall be no deduction for transfer taxes or brokerage commissions.

16.5 Buy/Sell Deposit. The Partner bound to purchase pursuant to the election referenced in Section 16.2 (is the “Purchaser,” and the Partnership shall be the “Seller”; provided, however that the Partner that is not the Purchaser shall have the sole and exclusive right to make any and all decisions on behalf of the Seller with respect to the sale) shall be required to make an earnest money deposit (the “Buy/Sell Deposit”) in an amount equivalent to the lesser of (a) $250,000 or (b) two and one-half percent (2.5%) of the Purchase Price. The Buy/Sell Deposit shall be delivered, in immediately available funds, to a national title insurance company reasonably acceptable to the other Partner, that shall perform the services of escrow agent for the closing under the Buy/Sell Provisions within five (5) Business Days following the Buy/Sell Election Date. The Buy/Sell Deposit shall be nonrefundable to the Purchaser (except in the event of a material default of the Seller in performing its closing obligations pursuant to this Article 16).

16.6 Closing Process. The Purchaser shall fix a closing date (the “Closing Date”) not later than forty-five (45) days following the Buy/Sell Election Date by notifying the other Partner in writing of the Closing Date not less than ten (10) days prior thereto. The closing shall take place on the Closing Date and shall be completed through a customary closing escrow or held at the principal office of TRT LLC or such other location as the parties shall agree upon at least five (5) Business Days prior to the Closing Date. The purchase price for the applicable Property that are the subject of the Buy/Sell Offering Notice shall be paid in immediately available funds and the Seller shall convey good and marketable fee simple title to the applicable Propert(ies)

that are the subject of the Buy/Sell Offering Notice or its designee free and clear of all financing liens and encumbrances but subject to all such other encumbrances as affect such Propert(ies) as encumbered the applicable Propert(ies) on the date that the Buy/Sell Offering Notice was issued and any other encumbrances thereafter placed on the applicable Propert(ies) in accordance with the terms of this Agreement. Each Partner agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Property that are the subject of the Buy/Sell Offering Notice and otherwise shall conduct the transfer in a manner that is customary for the sale of real property the jurisdiction in which the applicable Propert(ies) are located. The Managing Partner shall prepare in good faith a schedule of adjustments to the Purchase Price pursuant to Section 16.7 as of the date of determination of the Closing Date showing all items of adjustment described below and such adjustments shall be made as of the Closing Date. At the closing, adjustments to purchase price shall be made in accordance with Section 16.7 in order to complete the final calculation of the applicable adjustments to the Purchase Price. The cost of any title insurance policy endorsements desired by the Purchaser shall be paid by the Purchaser. All other costs shall be borne by the party who customarily bears such costs in the area where the applicable Property is located. Any risk of casualty, condemnation or loss prior to the Closing Date shall be borne by Purchaser, who shall succeed to all rights to insurance proceeds (other than loss of rent proceeds allocable to any period prior to the Closing Date) or condemnation awards (and any such casualty or condemnation proceeds received by the Partnership prior to the date of the Buy/Sell Notice shall not be taken into account in the adjustment of the purchase price). In no event shall Purchaser be required to repay or to cause the Partnership to repay any indebtedness of the Partnership at such closing. Notwithstanding anything to the contrary contained in the Buy/Sell Provisions, it shall be a condition precedent to Purchaser’s and Seller’s obligation to close on the Closing Date that upon performance by each party of its obligations hereunder, that the holder releases the Property from any and all financing liens and encumbrances to which the applicable Property is subject.

16.7 Adjustments to Purchase Price. At the closing, the purchase price shall be adjusted by those matters that are customarily adjusted in connection with the sale of real property in the jurisdiction in with the applicable Property is located.

16.8 Failure to Close. If the Purchaser fails to perform its obligations under the Buy/Sell Provisions (following such failure, the “Defaulting Purchaser”), such failure shall be deemed an Event of Default hereunder. The Seller, in addition to its other rights hereunder shall be entitled to retain the Deposit as liquidated damages, and the non-defaulting Partner shall have the right to acquire the applicable Property for a purchase price equal to ninety five percent (95%) of the Purchase Price originally set forth by the Buy/Sell Initiating Partner.

16.9 Effect Upon Transferees. Following any Transfer of the Interest of any Partner effective under this Agreement, the Buy/Sell Provisions shall be binding upon such transferee Partner. Any transferee of such interest who is admitted as a substitute Partner shall enjoy fully the benefits and be subject to the burdens of such provisions.

16.10 Marketing.

16.10.1 Initiation. Subject to the completion of any outstanding transactions under the Buy/Sell Provisions, at any time beginning on the sixth month before the eighth anniversary date of this Agreement, either Partner may deliver a written notice (a “Marketing Notice”) to the other Partner stating that the Initiating Partner intends to cause the Partnership to sell all of the remaining Properties subject to the provisions of Section 13.24 of this Agreement.

16.10.2 Marketing. If within 30 days after the delivery of the Marketing Notice, the Partners agree to cause the Partnership to sell all the remaining Properties, then the Managing Partner shall require the Partnership (i) to incur reasonable and customary expenses in connection with the marketing of the remaining Properties, such as the preparation of studies, sales offerings and brochures and legal fees to prepare and negotiate agreements and (ii) to retain on a nonexclusive or exclusive basis one or more brokers proposed by the Managing Partner and approved by TRT LLC on market terms and conditions as reasonably determined by the Managing Partner.

16.10.3 Managing Partner Consultation. The Managing Partner shall reasonably consult with TRT LLC to keep TRT LLC fully informed during the marketing and sale of the remaining Properties and shall provide TRT LLC the opportunity to oversee its activities, including without limitation, meeting with TRT LLC from time to time to review the marketing process.

16.11 Negotiation Period. If the Partners do not agree to market the Properties pursuant to Section 16.10, or if by six months after the date the Marketing Notice was given under Section 16.10.1 the Properties have not been sold or are not subject to a binding contract of sale, then either Partner (the “Initiating Partner”) may invoke the provisions of this Section 16.11 by delivering written notice of the other (the “Responding Partner”) stating its intent to negotiate in good faith during a 60-day negotiating period beginning on the date such notice is given to agree upon a all-cash gross sales price for all the Properties for which the Initiating Partner would purchase the Properties in a manner consistent with Sections 16.4 through 16.9 on or before 30 days after such 60 day period. If the Partners are unable to agree upon such all-cash gross sale price within the 60-day negotiating period, then first the Initiating Party, and then the Responding Party, shall have the option to trigger the Buy-Sell Provisions pursuant to Section 16.1.3.

16.12 Brokerage. No brokerage fees or commissions shall be payable by the Partnership in connection with any purchase by any Partner or its designee pursuant to this Article 16 and each Partner shall indemnify and hold harmless the Partnership and the other Partner from and against any such claims made based upon the actions of such Partner, including any fees and expenses in defending any such claims.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRT INDUSTRIAL FUND I LLC

By:	DCTRT Real Estate Holdco LLC, Its Sole Member

	By:	Dividend Capital Total Realty Operating Partnership LP, Its Sole Member

		By:	Dividend Capital Total Realty Trust Inc., Its General Partner

		By:	/s/ Troy Bloom
		Name:	Troy Bloom
		Title:	Secretary

DCT INDUSTRIAL FUND II LLC

By:	Dividend Capital Operating Partnership LP, Its Sole Member

	By:	Dividend Capital Trust Inc., Its General Partner

		By:	/s/ James D. Cochran
		Name:	James D. Cochran
		Title:	Chief Investment Officer

[ADDITIONAL SIGNATURES FOLLOW]

Dividend Capital Trust Inc., by their execution below, hereby guarantees to TRT LLC payment by DCT LLC on the True-Up Date of the Final Promote True-Up Amount, as provided in Section 5.3.2 of this Agreement.

DIVIDEND CAPITAL TRUST INC.

By:	/s/ James D. Cochran
Name:	James D. Cochran
Title:	Chief Investment Officer

Dividend Capital Total Realty Trust Inc., by its execution below, joins in this Agreement solely for the purpose of confirming its covenants in Section 15.1 of this Agreement.

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

By:	/s/ Troy Bloom
Name:	Troy Bloom
Title:	Secretary